EXHIBIT 2.1

ACQUISITION AGREEMENT
dated as of
February 6, 2018
by and among
TRIBUNE PUBLISHING COMPANY, LLC,
TRONC, INC.,
BESTREVIEWS INC.,
BESTREVIEWS LLC,
the Stockholders named herein,
and
Denis Grosz, as Seller Representative

TABLE OF CONTENTS
Page

ARTICLE I. CERTAIN DEFINITIONS.....................................................................................................	1

1.1	Certain Definitions.............................................................................................................. 1

1.2	Construction...................................................................................................................... 16

1.3	Knowledge........................................................................................................................ 17
ARTICLE II. ACQUISITION AND TRANSFER OF THE PURCHASED INTEREST; CLOSING DATE..............................................................................................................................................    17

ARTICLE III. TRANSACCTIONS AT CLOSING; ACQUISITION PRICE..........................................	18

3.1	Deliveries by Parent and the Stockholders....................................................................... 18

3.2	Deliveries by Buyer and Issuer.......................................................................................... 19

3.3	Pre-Closing Statement; Transaction Expenses; and Cash Amount................................... 20

3.4	Payment of Funded Indebtedness..................................................................................... 20

3.5	Payment of Transaction Expenses..................................................................................... 20

3.6	Acquisition Price Adjustment............................................................................................ 20

3.7	Deductions and Withholding............................................................................................. 22

3.8	Shares of Issuer Common Stock....................................................................................... 22

3.9	Distribution of Exchange Shares....................................................................................... 24
ARTICLE IV. REPRESENTATIONS AND WARRANTIES RELATING TO THE
STOCKHOLDERS.........................................................................................................................    24

4.1	Power and Authorization................................................................................................... 24

4.2	Noncontravention.............................................................................................................. 25

4.3	Organization; Good Standing............................................................................................ 25

4.4	Litigation........................................................................................................................... 25

4.5	Transactions with Affiliates............................................................................................... 25

4.6	Brokers’ Fees..................................................................................................................... 25

ARTICLE V. REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES..........	26

5.1	Due Organization; Organizational Documents.................................................................. 26

5.2	Subsidiaries........................................................................................................................ 26

5.3	Due Authorization.............................................................................................................. 27

5.4	No Conflict......................................................................................................................... 27

5.5	Governmental Authorities; Consent................................................................................... 27

5.6	Capitalization..................................................................................................................... 28

5.7	Financial Matters; Liabilities............................................................................................. 28

5.8	Legal Compliance.............................................................................................................. 29

5.9	Actions............................................................................................................................... 30

5.10	Material Contracts............................................................................................................. 31

5.11	Employee Benefits............................................................................................................. 33

5.12	Labor and Employment Matters........................................................................................ 35

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5.13	Taxes.................................................................................................................................. 37

5.14	Brokers’ Fees..................................................................................................................... 39

5.15	Insurance............................................................................................................................ 39

5.16	Properties........................................................................................................................... 40

5.17	Absence of Changes.......................................................................................................... 40

5.18	Affiliate Agreements......................................................................................................... 42

5.19	Intellectual Property; Personal Information and User Data.............................................. 42

5.20	Environmental Compliance............................................................................................... 47

5.21	Books and Records............................................................................................................ 48

5.22	Real Property..................................................................................................................... 48

5.23	Bank Accounts; Credit Card Accounts; Powers of Attorney............................................. 50

5.24	Customers.......................................................................................................................... 51

5.25	Investment Representations............................................................................................... 51

5.26	No Other Representations and Warranties......................................................................... 53

ARTICLE VI. REPRESENTATIONS AND WARRATIES REGARDING BUYER AND ISSUER........	53

6.1	Due Organization; Organizational Documents.................................................................. 54

6.2	Due Authorization.............................................................................................................. 54

6.3	No Conflict........................................................................................................................ 54

6.4	Litigation........................................................................................................................... 54

6.5	Governmental Authorities; Consent................................................................................... 55

6.6	Financial Ability................................................................................................................. 55

6.7	Brokers’ Fees..................................................................................................................... 55

6.8	Solvency............................................................................................................................. 55

6.9	Capitalization..................................................................................................................... 55

6.10	Exchange Shares................................................................................................................ 56

6.11	SEC and Listing Matters.................................................................................................... 56

6.12	Financial Matters; Liabilities............................................................................................. 56

6.13	Material Adverse Effect..................................................................................................... 57

6.14	Material Contracts.............................................................................................................. 57

6.15	Internal Controls................................................................................................................ 57

6.16	Tax...................................................................................................................................... 57

6.17	Vote Required..................................................................................................................... 58

6.18	No Other Representations and Warranties......................................................................... 58

ARTICLE VII. COVENANTS..................................................................................................................	58

7.1	Public Disclosure............................................................................................................... 58

7.2	Indemnification of Officers and Directors of BR-NV........................................................ 59

7.3	Employment and Benefit Arrangements............................................................................ 59

7.4	Transfer Taxes.................................................................................................................... 59

7.5	Further Assurances............................................................................................................. 59

7.6	Tax Matters........................................................................................................................ 60

7.7	Release............................................................................................................................... 64

7.8	Confidentiality................................................................................................................... 65

7.9	Required Financial Statements.......................................................................................... 66

7.10	R&W Insurance Policy...................................................................................................... 67

7.11	Parent Name Change......................................................................................................... 67

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ARTICLE VIII. INDEMNIFICATION.....................................................................................................	67

8.1	Survival.............................................................................................................................. 67

8.2	Indemnification.................................................................................................................. 68

8.3	Limitations on Liability..................................................................................................... 70

8.4	Payment of Claims............................................................................................................. 72

8.5	Defense of Third-Party Claims.......................................................................................... 72

8.6	Subrogation........................................................................................................................ 74

8.7	Exclusivity.......................................................................................................................... 74

8.8	Characterization of Indemnification Payments.................................................................. 75

ARTICLE IX. MISCELLANEOUS...........................................................................................................	75

9.1	Expenses............................................................................................................................ 75

9.2	Waiver................................................................................................................................ 75

9.3	Entire Agreement; Counterparts; Exchanges by Facsimile............................................... 75

9.4	Applicable Law; Dispute Resolution................................................................................. 76

9.5	Equitable Relief................................................................................................................. 77

9.6	Exhibits, Certificates Annexes and Schedules................................................................... 77

9.7	Assignability; Third Party Rights...................................................................................... 77

9.8	Notices............................................................................................................................... 77

9.9	Severability........................................................................................................................ 79

9.10	Waiver of Conflict.............................................................................................................. 79

9.11	No Recourse....................................................................................................................... 80

9.12	Seller Representative......................................................................................................... 81

9.13	No Waiver Relating to Claims for Fraud, Etc.................................................................... 81

Exhibit A    Form of Amended and Restated Operating Agreement
Exhibit B    Form of Master Advertising Services Agreement
Exhibit C    Form of Escrow Agreement
Exhibit D    Form of Lockup Agreement
Exhibit E    Form of Services Agreement
Exhibit F    Forms of Employment Agreement
Exhibit G    Forms of Non-Compete Agreement

iii

ACQUISITION AGREEMENT
This ACQUISITION AGREEMENT (this “Agreement”), dated as of February 6, 2018, is entered into by and among Tribune Publishing Company, LLC, a Delaware limited liability company (“Buyer”), tronc, Inc., a Delaware corporation (“Issuer”), BestReviews LLC, a Delaware limited liability company formerly known as and successor in interest to the Pre-Conversion Corporation (as defined in the recitals below) (BestReviews LLC together with the Pre-Conversion Corporation when relevant to periods before the Conversion, collectively, “BR-NV”), BestReviews Inc., a Delaware corporation (“Parent” and together with BR-NV, each, a “Company” and, collectively, the “Companies”), each Person designated as a “Stockholder” on the signature pages hereto (each a “Stockholder,” and together, the “Stockholders”), and Denis Grosz, as representative of Parent and the Stockholders (the “Seller Representative”). The parties hereto are each individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
Whereas, the Companies are engaged in the business of testing, researching and reviewing consumer products (the “Business”);
WHEREAS, prior to the Closing Date, BestReviews Inc., a Nevada corporation and a wholly owned subsidiary of Parent (the “Pre-Conversion Corporation”), has converted into a limited liability company (the “Conversion”);
WHEREAS, as of the date hereof, Parent owns the entire membership interest of BR-NV (the “Membership Interest”);
Whereas, Buyer desires to acquire from Parent, and Parent desires to transfer to Buyer, sixty percent (60%) of the Membership Interest (the “Purchased Interest”) upon the terms and subject to the conditions set forth herein; and
WHEREAS, in consideration of the direct and indirect benefits accruing to the Stockholders, and to induce Buyer and Issuer to enter into this Agreement, the Stockholders agreed to be party to this Agreement and to make certain representations and warranties, and agree to certain covenants, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the Parties hereto, all intending to be legally bound, hereby agree as follows:
ARTICLE I.
Certain Definitions
1.1    Certain Definitions
As used herein, the following terms shall have the following meanings:

“A&R Operating Agreement” means that certain Amended and Restated Operating Agreement of BR-NV, by and among BR-NV, Parent and Buyer in the form attached hereto as Exhibit A.
“Accounting Methodology” means the accounting principles, methods and practices utilized in preparing the Year End Balance Sheet for the year ended December 31, 2017 and the unaudited consolidated income statement for the year then-ended, in each case, applied on a consistent basis, as set forth in Schedule 5.7(b).
“Action” means any claim, action, suit, audit, assessment, arbitration, demand, indictment, allegation, mediation, investigation, hearing, notice of violation, citation, summons, subpoena, dispute, suit, litigation, arbitration, audit or any other proceeding by or before any Governmental Authority, whether civil, criminal, administrative or regulatory and whether at law or in equity.
“Adjustment Amount” means 60% of any positive Cash Amount, minus the absolute value of any negative Cash Amount, minus Closing Indebtedness, minus Transaction Expenses, plus the Closing Working Capital Overage (if any) and minus the Closing Working Capital Underage (if any).
“Advertising Services Agreement” means that certain Master Advertising Services Agreement by and between Buyer and BR-NV in the form attached hereto as Exhibit B.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.
“Base Amount” means $5,888,000.00.
“Beneficial Ownership” by a Person of a security means ownership by such Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 of the Exchange Act. For purposes of this Agreement, a Person shall be deemed to Beneficially Own any securities Beneficially Owned by its Affiliates (including as Affiliates for this purpose its officers and directors) or any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of which such Person or any such Affiliate is or becomes a member. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings to “Beneficial Ownership.”
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Law to close.

“Capital Stock” means (a) any shares, interests, participations or other equivalents of capital stock of a corporation, (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including equity appreciation, phantom equity or profits interests), calls or other rights to purchase or acquire any of the foregoing.
“Cash Amount” means (a) all cash and cash equivalents held by BR-NV immediately prior to the Effective Time, plus (b) readily marketable securities and debt instruments held by BR-NV immediately prior to the Effective Time, minus (c) any escrowed amounts or other restricted cash balances (including all cash designated for use in connection with any security deposits, cash collateralized letters of credit, performance bonds, or surety bonds) of BR-NV immediately prior to the Effective Time (to the extent not accounted for in the Closing Working Capital), and minus (b) the amounts of any issued but unpaid checks, drafts and wire transfers of BR-NV immediately prior to the Effective Time (to the extent such checks, drafts and wire transfers have not been accounted for in the Closing Working Capital), in each case, determined in accordance with the Accounting Methodology.
“Closing Indebtedness” means the amount of Indebtedness of the Companies outstanding immediately before the Effective Time, determined in accordance with the Accounting Methodology. For the avoidance of doubt, Closing Indebtedness shall not include any amounts reflected in the Transaction Expenses or calculation of the Closing Working Capital.
“Closing Working Capital” means Net Working Capital as of immediately before the Effective Time, without giving effect to the Closing. For the avoidance of doubt, any amount treated as a Current Liability in the estimate of Closing Working Capital as a part of the Estimated Adjustment Amount or in determining the Closing Working Capital as a part of the Final Adjustment Amount shall not be included in the Transaction Expenses or Closing Indebtedness.
“Closing Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Closing Working Capital exceeds the Base Amount.
“Closing Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Base Amount exceeds Closing Working Capital.
“COBRA” means the group health plan continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state legal requirement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Predecessor” means any predecessor to either Company or any entity to which a Company is a successor in interest, in each case, whether as a result of any merger, amalgamation or acquisition of assets or otherwise.
“Confidential Information” means any information that has value to the Business and is not generally known to the public or its competitors and that is used, developed or obtained by any Stockholder or either Company in connection with the Business, including any such information, observations and data concerning or consisting of (a) the business or affairs of either Company in connection with the operation of the Business, including, the contents of and matters related to this Agreement or the other agreements and documents contemplated hereby, the transactions contemplated hereby and thereby and any other confidential information of Buyer or its Affiliates provided or obtained in connection therewith, (b) products or services, (c) fees, costs and pricing structures, (d) designs, specifications and models, (c) analyses, (f) drawings, photographs and reports, (g) Software, including operating systems, applications and program listings, (h) flow charts, manuals and documentation, (i) databases, (j) accounting and business methods, (k) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (l) customers and clients and customer or client lists, and (m) production methods, processes, Know-How, Technology and Trade Secrets.
“Contracts” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or any oral or written legally binding arrangement, understanding, undertaking or obligation.
“Current Assets” means the total current assets of BR-NV, which current assets shall include only the line items set forth on Annex I under the heading “Current Assets” and no other assets.
“Current Liabilities” means the total current liabilities of BR-NV, which current liabilities shall include only the line items set forth on Annex I under the heading “Current Liabilities” and no other liabilities.
“Datasite” means the electronic data room titled Athena and hosted by Merrill Corporation.
“Effective Time” means 12:01 am Pacific Time on the Closing Date.
“Environmental Law” means any Law in any way relating to the protection of human health and safety, worker health and safety, the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. §300f et seq.) the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and/or any similar state or local Laws, as each has been or may be amended and the regulations promulgated pursuant thereto, any Law in any way relating to the international importation or exportation of Hazardous Materials, and any transfer of ownership notification or approval Law.
“Escrow Agent” means U.S. Bank National Association.
“Escrow Agreement” means the escrow agreement, by and among Buyer, Parent and Escrow Agent, to hold the Escrow Amount, in the form attached hereto as Exhibit C.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“GAAP” means U.S. generally accepted accounting principles in effect at the relevant time.
“Governmental Authority” means any applicable federal, state, provincial, territorial, municipal, local or foreign government, governmental or quasi-governmental authority, regulatory or administrative agency, governmental commission, arbitral body, fiscal or judicial authority, department, board, bureau, ministry, agency or instrumentality, court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Hazardous Materials” means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, heat, noise, odor, asbestos or asbestos-containing material, polychlorinated biphenyls, lead based paint or urea formaldehyde foam insulation, (b) any chemicals, materials, substances or wastes which are currently defined or regulated as “hazardous substances,” “hazardous materials,” “hazardous constituents,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “medical wastes,” “biohazardous wastes,” “infectious agents,” “pathological wastes,” “toxic substances,” “toxic pollutants,” “toxic air pollutants,” “pollutants” or “contaminants” or words of similar meaning and regulatory effect under any Environmental Laws; (c) mold or microbial matter; and (d) any other chemicals, materials, wastes or substances for which Liability or standards of conduct can be imposed under, or the exposure to or treatment, storage, transportation, disposal or Release of which is prohibited, limited or regulated under any Environmental Laws.
“Identifiers” means (i) all internet domain names and universal resource locators, (ii) links, metatags, keywords, pop-up or pop-under ads or other means of identifying a Person or device on the internet and (iii) telephone numbers and telephone directory listings.
“Inbound Proprietary Rights or User Data License Agreement” means any Proprietary Rights or User Data License Agreement pursuant to which either Company is granted any rights in any Proprietary Rights of any other Person.
“Indebtedness” means, with respect to any Person, without duplication, (a) the principal, accrued and unpaid interest, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other similar monetary obligations to trade creditors of such Person and all other accrued current liabilities of such Person), in each case, to the extent reflected in Closing Working Capital, (c) all obligations under leases which must be, in accordance with GAAP as in effect on the date of this Agreement, recorded as capital leases in respect of which such Person is liable as lessee (it being understood, for the avoidance of doubt, that obligations under operating leases under GAAP shall not constitute Indebtedness), (d) all obligations under any letters of credit and bankers’ acceptances issued for the account of such Person or similar items (in each case whether or not drawn, contingent or otherwise), (e) any accrued bonuses, sales commissions or other deferred employment or similar compensation owed by such Person to any other Person to the extent such compensation relates to any period prior to, or any services provided prior to, the Closing Date (including the employer’s share of payroll Taxes attributable to such compensation), (f) all obligations with respect to any unfunded, or of any underfunding of any, pension, deferred compensation or similar Liabilities (including the amount withdrawn from any “multiemployer” plans) of such Person, (g) the amount of any bank overdrafts, (h) all obligations in respect of interest rate or currency swaps, caps, collars, options, futures or purchase or repurchase Liabilities, or similar derivative instruments, (i) all accrued and unsatisfied obligations owed by such Person to any of its Affiliates, (j) any breakage costs, prepayment penalties, interest charges or similar fees or amounts that would be incurred by such Person by the payment of any portion or all of the foregoing amounts, (k) all obligations of the type referred to in clauses (a) through (j) of any other Person the payment of which such Person is liable as obligor, guarantor, or surety (but only to the extent such Person is found to be liable as an obligor, guarantor, or surety), and (l) all obligations of the type referred to in clauses (a) through (k) of other Persons secured by any Lien on any property or asset of such Person, whether or not such obligation is assumed by such Person (but only to the extent of the value of the property or asset that is subject to the Lien); provided, that Indebtedness shall not include (x) accounts payable to trade creditors, or accrued expenses arising in the Ordinary Course that do not represent indebtedness for borrowed money or capital leases, in each case, to the extent reflected in Closing Working Capital, that are not yet due and payable, or are being disputed in good faith, (y) employer payroll Taxes on such accrued expenses in clause (x) arising in the Ordinary Course, and (z) any other amounts included in the calculation of Transaction Expenses or Closing Working Capital.
“Internet Assets” means all Identifiers, websites and web pages, social media account rights and related access credentials and permissions.
“Issuer Common Stock” means the common stock, par value $0.01 per share, of Issuer.
“Issuer Material Adverse Effect” means any event, change, occurrence, state of facts, effect or circumstance that, individually or when taken together with all such other events, changes, occurrences, state of facts, effects or circumstances, is or would reasonably be expected (a) to have a material adverse effect upon Issuer’s business or the financial condition, assets, business or results of operations of Issuer, taken as a whole, or (b) prevent or materially impair or delay Buyer’s or Issuer’s execution and delivery of this Agreement and the A&R Operating Agreement, the consummation of the transactions contemplated hereby or thereby, or Buyer’s or Issuer’s ability to fulfill its obligations under this Agreement and the A&R Operating Agreement; provided, that “Issuer Material Adverse Effect” shall not include any event, change, occurrence, state of facts, effect or circumstance, directly or indirectly, arising out of or attributable to those matters described in clauses (i)-(xiv) of the definition of “Material Adverse Effect”, mutatis mutandis, including that references to (A) the “Companies” or “Parent” shall instead refer to “Issuer or Buyer”; (B) “Buyer” shall instead refer to “Parent” and (C) “Business”

shall refer to the business of “Issuer and Buyer”; provided further, however, that any event, occurrence, fact, state of facts, effect or circumstance referred to in clauses (i) through (vii) immediately above (by way of incorporation by reference) shall be taken into account in determining whether an Issuer Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, state of facts, effect or circumstance has a disproportionate effect on Buyer, the Issuer or their business compared to other participants in the industries in which Buyer and Issuer conduct their business.
“Know-How” means all proprietary technical information, know how, discoveries, improvements, processes, formulas, data, inventions, sequences, modifications, mechanisms of action, instruction and other intellectual property (other than Trade Secret or patent rights and the information disclosed or referenced therein) and Software, algorithms, hardware, whether or not patentable, that are used in connection with the development and commercialization of the Business or any product developed, formulated, distributed, sold, licensed, leased or delivered by or on behalf of either Company.
“Law” means any statute, law (including common law), ordinance, rule, directive, by-law, regulation or Governmental Order, in each case, of any applicable Governmental Authority.
“Liability” means of a Person any liability, debt, obligation, commitment or deficiency owed by such Person, including in respect of any Tax, interest, penalty, fine, judgment or other damages, or cost or expense incurred by such Person, in each case, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Licensed Proprietary Rights” means Proprietary Rights under which either Company is granted rights under a Proprietary Rights or User Data License Agreement.
“Lien” means any mortgage, deed of trust, pledge, encumbrance, security interest, lien, claim, easement, right of way, community property interest, exclusive license, preemptive or purchase right, option, right of first refusal, charge or other security interest of any kind, including any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction or any similar Law and including any lien or charge arising by Law, or any Contracts to create any of the same.
“Lockup Agreement” means that certain Lockup Agreement, made by Parent in favor of Buyer and Issuer in the form attached hereto as Exhibit D.
“Material Adverse Effect” means any event, change, occurrence, state of facts, effect or circumstance that, individually or when taken together with all such other events, changes, occurrences, state of facts, effects or circumstances, is or would reasonably be expected (a) to have a material adverse effect upon the Business or the financial condition, assets, business or results of operations of BR-NV, taken as a whole, or (b) prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement; provided, that “Material Adverse Effect” shall not include any event, change, occurrence, state of facts, effect or circumstance, directly or indirectly, arising out of or attributable to: (i) any general national, international or regional economic, financial, social, military or political conditions; (ii) general changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof); (iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index; (iv) changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof; (v) changes in the industries in which the Companies operate with respect to the Business or seasonal fluctuations in the business of the Companies consistent with past practice; (vi) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war; (vii) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity or any man-made disaster; (viii) the general public awareness of Parent’s intention or desire to enter into this Agreement or a similar agreement and the process leading to the execution or announcement of this Agreement, including the relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, consultants, or Governmental Authorities; (ix) the announcement of the transactions contemplated by this Agreement; (x)  the execution of this Agreement, the taking or not taking of any action to the extent required by this Agreement or the pendency or contemplated consummation of the transactions contemplated by this Agreement; (xi) the failure to take any action restricted by this Agreement; (xii) any actions taken, or not taken, with the consent, waiver or at the request of Buyer or any action taken to the extent expressly permitted by this Agreement; (xiii) any actions taken at the specific request of Buyer; or (xiv) any actions taken by Buyer or any of its Affiliates or any of its representatives or financing sources after the date hereof; provided further, however, that any event, occurrence, fact, state of facts, effect or circumstance referred to in clauses (i) through (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, state of facts, effect or circumstance has a disproportionate effect on the Companies or the Business compared to other participants in the industries in which the Companies conduct their business.
“Net Working Capital” means Current Assets, minus Current Liabilities, each as determined in accordance with the Accounting Methodology, expressed as a positive number, if positive, and as a negative number, if negative, and each calculated using the methodologies set forth in the illustrative calculation of Net Working Capital as of the Balance Sheet Date set forth on Annex I.
“Off-the-Shelf Software Agreements” means license agreements of non-customized commercially available off-the-shelf software of “shrink wrap” or “click through” license agreements and non-exclusive inbound trademark licenses that are Material Contracts and scheduled pursuant to Schedule 5.10(a), which are entered into in the Ordinary Course, in any case with an aggregate purchase price, as the case may be, of less than $25,000.
“Organizational Documents” means, with respect to any Person, the applicable charter documents, bylaws, operating agreement, partnership agreement or similar organizational documents of such Person.

“Outbound Proprietary Rights or User Data License Agreement” means any Proprietary Rights or User Data License Agreement pursuant to which either Company grants any rights in any Proprietary Rights to any other Person.
“Owned Proprietary Rights” means Proprietary Rights owned, or purported to be owned, in whole or in party, by either Company.
“Permits” means all permits, licenses, certificates of authority, accreditations authorizations, registrations, variances or similar rights issued by or obtained from, a Governmental Authority.
“Permitted Liens” means (i) all statutory or other Liens for Taxes, which are not yet due and payable, or the validity or amount of which are being contested in good faith by appropriate proceedings, (ii) all workman’s, repairman’s, mechanics’, warehouseman’s and carriers’ Liens and other similar Liens imposed by Law, incurred in the Ordinary Course for amounts not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the Year End Balance Sheet for the year ended December 31, 2017 in accordance with GAAP consistently applied, (iii) all pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iv) all purchase money security interests which attached pursuant to the applicable jurisdiction’s Uniform Commercial Code, (v) all zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, (vi) all covenants, conditions, restrictions, easements, charges, rights-of-way, defects or imperfections of title and other encumbrances with respect to real property which do not materially interfere with the present use of any of the properties or assets of the Companies or its Business, (vii) all exceptions in any title reports or title policies made available to Buyer in the Datasite prior to the date of this Agreement and all restrictions shown on any surveys made available to Buyer in the Datasite prior to the date of this Agreement, (viii) encumbrances in favor of a bank or other financial institution encumbering deposits or other funds maintained with a bank or other financial institution, (ix) encumbrances arising out of, under or in connection with applicable securities Laws, and (x) those items set forth on Schedule  1.1(b).
“Person” means any individual, firm, company, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Pre-Closing Tax Liability” means (i) all liabilities for Taxes of BR-NV for Pre-Closing Tax Periods (other than Transfer Taxes to be borne by Buyer pursuant to Section 7.4), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which BR-NV (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any Person payable by BR-NV to a Governmental Authority as a transferee or successor, by contract or pursuant to any law, rule, or regulation, to the extent such liability of BR-NV as a transferee or successor is attributable to an event or transaction occurring before the Effective Time.

“Pre-Closing Tax Period” means all taxable periods of BR-NV ending on the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.
“Proprietary Rights” means all rights or interests to any proprietary rights, whether as an owner, licensor, licensee or otherwise, along with all income, royalties, damages, payments due or payable at the Closing or thereafter, including damages and payments for past, present or future infringements, dilutions, misappropriations, or other violations thereof, the right to sue and recover for past infringements, dilutions, misappropriations, or other violations thereof and any and all corresponding rights or interests that, now or hereafter, may be secured throughout the world, including: (a) patents, patent applications, patent disclosures, inventions, industrial designs and models (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation in part, division, revision, extension or reexamination thereof; (b) trademarks, service marks, trade dress, logos, trade names, corporate names, slogans, fictitious names, “dbas,” and other source identifiers and domain names, together with all translations, adaptations, derivations, and combinations, including all goodwill associated therewith; (c) copyrights whether registered or unregistered, database rights, all other copyrightable works, works of authorship, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing; (d) mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (e) rights of publicity and privacy relating to the use of Personal Information, User Data, names, likenesses, voices, signatures and biographical information of natural persons; (f) all registrations, applications and renewals for any of the foregoing; (g) Trade Secrets, Know-How and Confidential Information (including ideas, formulae, compositions, know how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing information and plans, and customer and supplier lists, pricing and cost information, and related information); (h) rights with respect to Software; (i) Internet Assets (including public and non-public websites, intranet sites and FTP sites); (j) similar, corresponding or equivalent rights to any of the foregoing Technology; (k) other proprietary rights; (l) rights of personality used in the Business; (m) licenses, Proprietary Rights or User Data License Agreements, coexistence agreements, consent agreements, agreements to assign or other contracts to or from third parties regarding the foregoing; (n) all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case, including the items set forth on Schedule 5.19(a); (o) all Identifiers; and (p) all moral rights or rights of attribution or integrity in any of the foregoing.
“Proprietary Rights or User Data License Agreement” means any agreement (including any outstanding decrees, orders, judgments, settlement agreements and stipulations) pursuant to which a Person is granted any license or other rights in or to any Proprietary Rights or User Data, including any right to distribute, promote, market, sell or otherwise use any Proprietary Rights or User Data.
“Pro Rata Interest” means, with respect to each Stockholder, the percentage set forth under the heading “% of Parent Equity Interests” across from such Stockholder’s name on Annex

II attached hereto; provided that in no event shall the aggregate Pro Rata Interest for all Stockholders exceed, or be less than, 100% (with any rounding differences borne by the holder of the largest Pro Rata Interest).
“Publicly Disclosed Information” means information publicly disclosed by Issuer in the following reports filed by it with or furnished to the SEC on or after January 1, 2016, including amendments thereto filed prior to the date hereof, and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” or any other disclaimers that are non-specific or statements that are predictive or forward-looking in nature, and any exhibits thereto and documents incorporated by reference therein): (a) Issuer’s annual reports on Form 10-K, (b) Issuer’s quarterly reports on Form 10-Q, (c) all proxy statements relating to Issuer’s meetings of stockholders (whether annual or special), (d) Issuer’s current reports on Form 8-K filed by it with or furnished by it to the SEC, and (e) all other forms, reports, registration statements and other documents filed by Issuer with the SEC
“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy to be obtained by Buyer or Issuer on terms and conditions reasonably satisfactory to Buyer and Seller Representative.
“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (a) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form), (b) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (c) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse engineer any such other Software, (d) a requirement that such other Software be redistributable by other licensees or (e) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing, migration or dumping of any Hazardous Materials into the indoor or outdoor environment.
“Relevant Group” means any affiliated combined, consolidated, unitary or other group for Tax purposes including any affiliated group within the meaning of Section 1504 of the Code if inclusion in such group exposes each member of such group to joint and several liability for Taxes computed on a group basis.
“Representative” means, with respect to any Person, any Affiliate of such Person or any agent, trustee, director, manager, officer, employee, attorney, accountant, consultant or other representative of such Person or any of such Person’s Affiliates.
“Schedules” means the schedules setting forth certain disclosures of the Stockholders, Parent, Buyer or Issuer, as the case may be, or qualifications or exceptions to the Stockholders’,

Parent’s, Buyer’s or Issuer’s representations or warranties set forth in Article IV, Article V or Article VI, as applicable, which schedules are delivered simultaneously with the execution and delivery of this Agreement.
“SEC” means the U.S. Securities and Exchange Commission.
“Services Agreement” means that certain Services Agreement by and between Buyer and BR-NV in the form attached hereto as Exhibit E.
“Shareholder Agreement” means that certain Shareholder Agreement, dated as of November 30, 2015, by and among Parent and the Stockholders.
“Software” means any computer program, operating system, applications system, firmware or other code of any nature (including any and all software implementations of algorithms, models and methodologies, program files, program and system logic, program modules, routines, and subroutines), whether operational, under development or inactive, including all object code, source code, databases, compilations, data files, rules, data collections, diagrams, protocols, specifications, interfaces, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, operating procedures, technical manuals, user manuals and other documentation thereof (including descriptions, flow charts, and other work product used to design, plan, organize, and develop any of the foregoing), whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.
“Subsidiary” means, with respect to a specified Person, a non-natural Person of which 25% or more of the Capital Stock is owned, directly or indirectly, by such specified Person.
“Tax” or “Taxes” mean (a) taxes of any kind whatsoever and similar fees, assessments or charges imposed by any Governmental Authority, including those measured on, measured by or referred to as, income, alternative or add-on minimum, gross receipts, escheat, capital, capital gains, sales, goods and services, use, ad valorem, franchise, profits, license, privilege, transfer, registration, premium, unclaimed property, withholding, payroll, employment, unemployment, disability, social security (or similar), excise, estimated, severance, stamp, occupation, premium, value added, property, environmental or windfall profits taxes, customs and duties, together with any penalties, additions to tax or additional amounts arising with respect to the foregoing, and any interest thereon, whether disputed or not, (b) any amount payable to a Governmental Authority of a type described in clause (a) of this definition arising as a result of being or having been a member of a Relevant Group, and (c) any amount payable to a Governmental Authority of a type described in clause (a) or (b) of this definition as a transferee or successor.
“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any attachments thereto and amendments thereof.

“Tax Sharing Agreement” means any Contract providing for sharing or allocation of Tax liabilities or Tax attributes with another Person, including by providing indemnification or reimbursement to any other Person against losses attributable to imposition of any Tax or agreement to take a specified reporting position in any Tax Return, but excluding Contracts entered into in the ordinary course of business in which such provisions are not the main purpose of the Contract and are commonly included in Contracts dealing with the subject matter of such Contract, such as leases, or licenses or lending agreements.
“Taxing Authority” means any Governmental Authority responsible for the assessment, determination, collection or administration of any Tax.
“Technology” means all Trade Secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, Know-How, formulas, algorithms, data, discoveries, developments, inventions, modifications, extensions, improvements, technology, Software, IT Systems and related hardware (whether or not patentable or subject to copyright, mask work or trade secret protection).
“Trade Secret” or “Trade Secrets” means all trade secrets, as defined under the Delaware Uniform Trade Secret Act that relate to the Business or are otherwise used in the connection with the Business.
“Trading Price” means the volume-weighted sales price per share rounded to four decimal places of Issuer’s common stock on the Nasdaq Stock Market, LLC for the consecutive period of thirty (30) Business Days beginning at 9:30 a.m. New York time on December 14, 2017 and concluding at 4:00 p.m. New York time on January 29, 2018, as calculated by Bloomberg Financial LP under the function “VWAP” for the Bloomberg security “TRNC: US.”
“Transaction Documents” means this Agreement and the agreements, instruments and documents contemplated by this Agreement or required to be delivered at the Closing.
“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by the Companies, in connection with the transactions contemplated by the Transaction Documents and not paid prior to the Closing, including (a) the unpaid fees of legal advisors, accountants, investment bankers, financial advisors, valuation firms or other professionals, (b) any fees or expenses associated with obtaining any Payoff Letters and release and termination of any Liens of any Persons on behalf of either Company, (c) any fees and expenses associated with obtaining and delivering any necessary or appropriate consents of or to any Persons on behalf of either Company or Stockholders, or (d) any transaction bonuses, termination or severance payments, change-of-control payments or similar amounts (including any amounts in respect of any other Contract with any Employee or Contractor) payable by either Company or Stockholder as a result of the transactions contemplated by the Transaction Documents (and excluding any event following the Effective Time, including termination of employment or other services), and employer’s share of payroll Taxes in connection with the payment of any such amount. For the avoidance of doubt, Transaction Expenses shall not include any amounts reflected in the Closing Indebtedness or calculation of the Closing Working Capital.

“Transfer Taxes” means any and all transfer, documentary, sales, use, stamp, registration, value added, recording, and other similar Taxes and all conveyance fees, recording charges and other fees payable to a Governmental Authority in connection with the transfer of property (including any penalties and interest), including, without limitation, any real property or leasehold interest transfer tax and any similar Tax (regardless of whether such real property or leasehold transfer Tax is based on sales price, valuation, proceeds, or gain).
“Treasury Regulations” means the regulations (including temporary regulations) promulgated under the Code.
“Unique Identifying Number” means an identifier uniquely associated with a Person such as a social security number, driver’s license number, passport number or customer number, but excluding an identifier which is randomly or otherwise assigned so that it cannot reasonably be used to identify such Person.
“User Data” means: (a) all data related to impression and click-through activity of web site users, including user identification and associated activities at a web site as well as pings and activity related to closed loop reporting and all other data associated with a user’s behavior on the internet, (b) all data that contains a natural person’s full name (or last name if associated with an address), telephone number, e-mail address, Unique Identifying Number, photograph, or any other information, alone or in combination, that allows for the identification of a natural person, (c) all data and other content created, developed or maintained, whether by third Persons (including users of the Web Sites of either Company) or otherwise, on any Web Site of either Company, (d) known, or reasonably inferred information or attributes about a user or identifier, and (e) all derivatives and aggregations of (b), (c) and (d), including user profiles or other information provided by or collected from users of Web Sites of either Company.
For all purposes under this Agreement (including in any Exhibit, Annex or Schedule), capitalized terms are defined throughout this Agreement in the sections specified below:

2015 Financial Statements	Section 5.7(b)

Accounting Firm	Section 3.6(b)

Acquisition Price	Section 3.2

Agreement	Preamble

Applicable Date	Section 6.11

Balance Sheet Date	Section 5.7(a)

Benefit Plan	Section 5.11(a)

BR-NV	Preamble

BR-NV Prepared Return	Section 7.6(a)(i)

Business	Recitals

Business Proprietary Rights	Section 5.19(a)

Buyer	Preamble

Buyer Indemnified Parties	Section 8.2(a)

Claim Threshold	Section 8.3(a)

Client Web Sites	Section 5.19(k)

Closing	Article II

Closing Cash Payment	Section 3.2(b)

Closing Date	Article II

Closing Statement	Section 3.6(a)

Closing Statement Dispute	Section 3.6(b)

Companies	Preamble

Company Privacy Laws	Section 5.19(l)

Confidentiality Agreements	Section 7.1

Contractors	Section 5.12(a)

Conversion	Recitals

D&O Indemnified Parties	Section 7.2(a)

Damages	Section 8.2(a)

Derivative Securities	Section 5.25(i)

Dispute	Section 9.4(b)

Employee	Section 5.12(a)

Employment Agreements	Section 3.1(i)

Employment Laws	Section 5.12(e)

Enforceability Exceptions	Section 4.1

Environmental Reports	Section 5.20(a)

Escrow Account	Section 3.2(c)

Escrow Amount	Section 3.2(c)

Estimated Adjustment Amount	Section 3.3

Evaluation Date	Section 6.15

Exchange Act Information	Section 7.9(a)

Exchange Shares	Section 3.2(a)

Final Adjustment Amount	Section 3.6(d)

Financial Statements	Section 5.7(a)

FLSA	Section 5.12(a)

Form 8-K Information	Section 7.9(a)

Fundamental Reps	Section 8.1

Funded Indebtedness	Section 3.4

Indemnified Party	Section 8.5(a)

Indemnified Taxes	Section 8.2(a)(iv)

Indemnitor	Section 8.5(a)

Issuer	Preamble

Issuer Financial Statements	Section 6.12

Issuer Preferred Stock	Section 6.9

IT Systems	Section 5.19(m)

knowledge	Section 1.3

Material Contracts	Section 5.10(b)

Material Customers	Section 5.24

Membership Interest	Recitals

Mini-Basket	Section 8.3(a)

Non-Compete Agreements	Section 3.1(j)

Objections Statement	Section 3.6(b)

Ordinary Course	Section 5.7(a)

Parent	Preamble

Parent Prepared Return	Section 7.6(a)(i)

Parties	Preamble

Pay-Off Lender	Section 3.4

Pay-Off Letters	Section 3.4

Personal Information	Section 5.19(l)

Policies	Section 5.15

Pre-Closing Statement	Section 3.3

Pre-Closing Tax Statement	Section 7.6(a)(i)

Pre-Contribution Shares	Section 5.6(a)

Pre-Conversion Corporation	Recitals

Privacy Policies	Section 5.19(k)

Proprietary Rights Contracts	Section 5.19(c)

Purchased Assets	Section 7.6(h)

Purchased Interest	Recitals

Real Property	Section 5.22(a)

Real Property Leases	Section 5.22(b)(i)

Receivables	Section 5.7(e)

Registered Proprietary Rights	Section 5.19(a)

Related Parties	Section 9.11

Released Claims	Section 7.7

Releasee	Section 7.7

Releasers	Section 7.7

Required Financial Information	Section 7.9(a)

Retained Claims	Section 7.7

SEC Reports	Section 6.11

Securities Act	Section 3.8(b)

Seller Indemnified Parties	Section 8.2(c)

Seller Representative	Preamble

Share Consideration	Section 3.2(a)

Standard Indemnification Cap	Section 8.3(b)

Stockholders	Preamble

Tax Proceeding	Section 7.6(e)

Tax Statement Dispute	Section 7.6(a)(ii)

Terminated Agreements	Section 7.7

Third-Party Claim	Section 8.5(a)

Total Tax Consideration	Section 7.6(h)

Web Sites	Section 5.19(k)

Year End Balance Sheets	Section 5.7(a)

1.2    Construction
(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the term “dollar” or “$” means lawful currency of the United States.
(b)    Unless the context of this Agreement otherwise requires and except for purposes of any and all agreements or other documents disclosed in the Schedules, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(c)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; provided, however, that, for the purposes of determining a breach or inaccuracy in the representations and warranties set forth herein with respect to any violation or alleged violation of any Laws, rules and regulations, a breach thereof or inaccuracy therein shall only be determined to exist if a breach or inaccuracy existed under such Laws, rules and regulations as in effect at the time of such violation or alleged violation.
(d)    The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.
(e)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(f)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(g)    To the extent that any document or information is described in this Agreement as having been made available in the Datasite, such document or information must have been posted to the Datasite and accessible to Buyer at least twenty-fours (24) hours prior to the Closing.
1.3    Knowledge. As used herein, the phrase “knowledge” of any Person shall mean (a) in the case of the Companies collectively or either Company individually, the actual knowledge of Momchil Filev, Benjamin Faw and Denis Grosz, in each case, after reasonable due inquiry, (b) in the case of Buyer or Issuer, the actual knowledge of Julie Xanders, Terry Jimenez and Michael Lavey after reasonable due inquiry, and (c) in the case of any Stockholder, the actual knowledge of such Stockholder after reasonable due inquiry.
ARTICLE II
ACQUISITION AND TRANSFER OF THE PURCHASED INTEREST; CLOSING DATE
Subject to the terms and conditions of this Agreement, at the Closing Parent shall sell, assign, transfer and convey to Buyer, all of the Purchased Interest. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, CA 94105, at 10:00am PST on the date hereof or at such other date, time or place as is mutually agreed to by Parent and Buyer. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed to be effective as of the Effective Time.
ARTICLE III
TRANSACTIONS AT CLOSING; ACQUISITION PRICE
3.1    Deliveries by Parent and the Stockholders. At the Closing, Parent or the Stockholders, as applicable, shall deliver, or cause to be delivered, to Buyer and Issuer each of the following:
(a)an assignment of the Purchased Interest or other instruments of transfer, duly executed in blank by Parent;
(b)the Escrow Agreement, duly executed by Parent and the Escrow Agent;
(c)the A&R Operating Agreement and the Lockup Agreement, duly executed by Parent;
(d)the Advertising Services Agreement and the Services Agreement, duly executed by BR-NV;
(e)certificates stating that Parent is not a “foreign” person within the meaning of Section 1445 of the Code, which certificates shall set forth all information required by, and otherwise be executed in accordance with, Treasury Regulation Section 1.1445-2(b)(2);
(f)a certificate of BR-NV, duly executed by an officer of BR-NV, dated as of the Closing Date, certifying (i) that attached to such certificate are true and complete copies of the Organizational Documents of such Company, as amended through and in effect on the Closing Date, and (ii) that the resolutions attached to the certificate have been duly adopted by the requisite governing bodies of such Company and evidence the taking of all corporate or limited liability company action, as applicable, necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents;
(g)a certificate of Parent, duly executed by an officer of Parent, dated as of the Closing Date, certifying that the resolutions attached to the certificate have been duly adopted by the requisite governing bodies of such Company and evidence the taking of all corporate or limited liability company action, as applicable, necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents;
(h)certificates of good standing, dated within five (5) Business Days of the Closing Date, for each Company, in each case, issued by the Secretary of State of (i) such Company’s state of formation or organization, and (ii) solely in the case of BR-NV, any other jurisdiction in which BR-NV is qualified to do business;
(i)the Employment Agreements between BR-NV, on one hand, and each of Momchil Filev, Benjamin Faw, Heather MacKenzie and William Reynolds, on the other hand, in the applicable forms of employment agreement attached hereto as Exhibit F (the “Employment

Agreements”), duly executed by Momchil Filev, Benjamin Faw, Heather MacKenzie and William Reynolds, as applicable;
(j)non-compete agreements between BR-NV, on one hand, and each of Momchil Filev, Benjamin Faw, William Reynolds and Denis Grosz, on the other hand, in the applicable forms of non-compete agreements attached hereto as Exhibit G (the “Non-Compete Agreements”), duly executed by Momchil Filev, Benjamin Faw, William Reynolds and Denis Grosz, as applicable;
(k)a promissory note made by BR-NV in favor of Buyer, in form and substance satisfactory to Buyer and Parent, duly executed by BR-NV; and
(l)any other documents required to be delivered at Closing as provided in this Agreement.
3.2    Deliveries by Buyer and Issuer. At the Closing, Buyer or Issuer, as applicable, shall deliver to the applicable party listed below the following:
(a)    to Parent, an aggregate number of shares of Issuer Common Stock (the “Exchange Shares”) equal to the quotient of $36,000,000 (the “Share Consideration”) divided by the Trading Price; provided that the Share Consideration will be made only in the form of whole shares and any fractional share shall be rounded down to the nearest whole share;
(b)    a cash payment (the “Closing Cash Payment”) to Parent equal to the Estimated Acquisition Price minus the Share Consideration minus the Escrow Amount and payable by wire transfer of immediately available funds to such account or accounts as shall have been designated in the Pre-Closing Statement;
(c)    a cash payment to the Escrow Agent equal to $1,000,000 (such amount, the “Escrow Amount”) deposited into an account (the “Escrow Account”) established pursuant to the Escrow Agreement for purposes of satisfying any indemnification obligations of Parent and the Stockholders pursuant to Article VIII;
(d)    the Escrow Agreement, the Advertising Services Agreement, the Services Agreement and the A&R Operating Agreement, duly executed by Buyer;
(e)    the Employment Agreements and Non-Competition Agreements, duly executed by BR-NV; and
(f)    evidence that Buyer has obtained and bound the R&W Insurance Policy.
For purposes of this Agreement, the Estimated Acquisition Price means:
(i)$66,000,000;
(ii)plus the Estimated Adjustment Amount (if the Estimated Adjustment Amount is a positive number); and

(iii)minus the absolute value of the Estimated Adjustment Amount (if the Estimated Adjustment Amount is a negative number).
The Estimated Acquisition Price as recalculated following the Closing pursuant to Section 3.6 shall be the “Acquisition Price” for purposes of this Agreement.
3.3    Pre-Closing Statement; Transaction Expenses; and Cash Amount. Not fewer than two (2) Business Days prior to the anticipated Closing Date, (i) Parent shall deliver to Buyer a written statement (the “Pre-Closing Statement”) setting forth Parent’s good faith estimates of (A) the Cash Amount, (B) Closing Indebtedness, (C) Transaction Expenses, (D) Net Working Capital and (E) the Adjustment Amount, in each case determined in accordance with the Accounting Methodology (clause (E) being the “Estimated Adjustment Amount”), together with supporting documentation for such estimates and any additional information reasonably requested by Buyer, and (ii) Parent shall deliver to Buyer final invoices with respect to all unpaid Transaction Expenses to be paid by Buyer (in accordance with the Pre-Closing Statement and on behalf of the Companies and the Stockholders) as contemplated by Section 3.5. The Pre-Closing Statement shall be prepared in consultation with Buyer and shall be reasonably acceptable to Buyer. Immediately prior to the Effective Time, BR-NV shall make a distribution to Parent of the entire Cash Amount (with the intended effect of the Cash Amount being neither positive nor negative at the Closing).
3.4    Payment of Funded Indebtedness. Not fewer than two (2) Business Days prior to the anticipated Closing Date, Parent shall deliver to Buyer: (i) a written statement setting forth the Parent’s good faith estimate of all Closing Indebtedness pursuant to the instruments listed on Schedule 3.4 (the “Funded Indebtedness”) as of the anticipated Closing Date, including the names of each Person to which such Funded Indebtedness (excluding any Closing Indebtedness under any capital leases that Buyer elects not to discharge (in Buyer’s sole discretion) at the Closing but instead to satisfy in the normal course of business) is owed (each, a “Pay-Off Lender”) and the amounts owed to each Pay-Off Lender; and (ii) draft pay-off letters in form and substance reasonably satisfactory to Buyer to be executed at the Closing by all Pay-Off Lenders (the “Pay-Off Letters”). Buyer and Parent shall cooperate in arranging for discharge of all Funded Indebtedness and the release of any Liens securing such Funded Indebtedness at the Closing, and Buyer will pay, in accordance with the Pre-Closing Statement, the Funded Indebtedness.
3.5    Payment of Transaction Expenses. At the Closing, Buyer (in accordance with the Pre-Closing Statement and on behalf of the Companies and the Stockholders) shall pay, or cause to be paid, all Transaction Expenses for which BR-NV has any liability and which are listed on the Pre-Closing Statement; provided that any amounts treated as wages paid on behalf of BR-NV to a current or former employee of BR-NV will be paid to BR-NV, which will pay such amounts, less applicable withholding Taxes, to the respective recipient.
3.5    Acquisition Price Adjustment.
(a)    Closing Statement. Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller Representative a written report (the “Closing Statement”) setting forth Buyer’s good faith determination of (i) the Cash Amount, (ii) Closing Indebtedness,

(iii) Transaction Expenses, (iv) Closing Working Capital and (iv) the Adjustment Amount, in each case determined in accordance with the Accounting Methodology. Seller Representative and Parent shall use their respective commercially reasonable efforts to assist Buyer and its independent auditors in the preparation of the Closing Statement and shall provide Buyer and its independent auditors with reasonable access, during normal business hours and upon reasonable advance notice, access to the personnel, properties, books and records of Parent to the extent reasonably necessary for such purpose.
(b)    Dispute Resolution. Within thirty (30) days after Seller Representative’s receipt of the Closing Statement, Seller Representative shall deliver to Buyer a written statement either accepting the Closing Statement or specifying any objections thereto in reasonable detail (an “Objections Statement”). If Seller Representative does not deliver an Objections Statement within such 30-day period, then the Closing Statement shall become final and binding upon all Parties. If Seller Representative delivers an Objections Statement within such 30-day period, then Buyer and Seller Representative shall negotiate in good faith for fifteen (15) days following Buyer’s receipt of such Objections Statement to resolve such objections. Any such objections that Buyer and Seller Representative are unable to resolve during such 15-day period are referred to as a “Closing Statement Dispute.” After such 15-day period, any matter set forth on the Closing Statement that is not a Closing Statement Dispute shall become final and binding upon all Parties (taking into account, if applicable, any objections specified in an Objections Statement as resolved by Buyer and Seller Representative during such 15-day period). If Buyer and Seller Representative are unable to resolve all objections during such 15-day period, then any Closing Statement Disputes, and only such Closing Statement Disputes, shall be resolved by Grant Thornton LLP, or if Grant Thornton LLP is not available for such assignment, another nationally recognized accounting firm upon which Buyer and Seller Representative shall reasonably agree (the “Accounting Firm”). The Accounting Firm shall be instructed to resolve any Closing Statement Dispute in accordance with the terms of this Agreement within thirty (30) days after its appointment. In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the maximum value for such item claimed by either Party or less than the minimum value for such item claimed by either Party. None of Seller Representative, the Companies, the Stockholders, Buyer or Issuer shall have or conduct any communication, either written or oral, with the Accounting Firm without the other Parties either being present or receiving a concurrent copy of any written communication. Seller Representative, the Companies the Stockholders, Buyer and Issuer, and their respective employees and/or agents (subject to entry into customary access agreements) shall reasonably cooperate with the Accounting Firm during its engagement and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Firm, all with the intent to fairly and in good faith resolve the Closing Statement Dispute as promptly as reasonably practicable. The resolution of each such Closing Statement Dispute by the Accounting Firm (i) shall be set forth in writing, (ii) shall be within the range of disputes between Buyer and Seller Representative, (iii) shall constitute an arbitral award and (iv) shall be conclusive and binding upon all Parties upon which a judgment may be rendered by a court having proper jurisdiction thereover. Upon delivery of such resolution, the Closing Statement, as modified in accordance with such resolution, shall become final and binding upon all Parties.

(c)    Accounting Firm Expenses. The fees, costs and expenses of the Accounting Firm shall be allocated between Buyer, on the one hand, and Parent and the Stockholders (jointly and severally), on the other hand, based upon the percentage which the portion of the Closing Statement Disputes not awarded to each Party bears to the amount actually contested by such Party. For example, if Seller Representative claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Accounting Firm ultimately resolves the Closing Statement Dispute by awarding to Seller Representative (for the benefit of Parent) $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., 300 ÷ 1,000) to Buyer and 70% (i.e., 700 ÷ 1,000) to Seller Representative (for the benefit of Parent).
(d)    Final Adjustment Amount. As used herein, “Final Adjustment Amount” means (i) if Seller Representative fails to deliver an Objections Statement in accordance with Section 3.6(b), the Adjustment Amount as set forth in the Closing Statement or (ii) if the Adjustment Amount is resolved by Buyer and Parent or by submission of any Closing Statement Disputes to the Accounting Firm, as contemplated by Section 3.6(b), the Adjustment Amount as so resolved. If the Final Adjustment Amount is greater than the Estimated Adjustment Amount, then Buyer shall promptly (but in any event within five (5) Business Days following the determination of the Final Adjustment Amount) deliver to Parent, the amount of such excess by wire transfer of immediately available funds to an account or accounts designated by Parent in writing. If the Final Adjustment Amount is less than the Estimated Adjustment Amount, then Parent and the Stockholders shall promptly (but in any event within five (5) Business Days following the determination of the Final Adjustment Amount) deliver to Buyer the amount of such shortfall by wire transfer of immediately available funds to one or more accounts designated by Buyer in writing. All payments made pursuant to this Section 3.6 shall be treated by all Parties for tax purposes as adjustments to the Acquisition Price.
3.7    Deductions and Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable hereunder, such amounts or shares of Issuer Common Stock as are required to be deducted and withheld with respect to the making of such payment under the Code, or any applicable Law relating to Taxes, provided that all amounts required to be withheld shall first be withheld from the cash payment required to be made pursuant to Section 3.2(b). To the extent that amounts or shares of Issuer Common Stock are so withheld and applicable amounts are paid over to the appropriate Taxing Authority, such withheld amounts or shares of Issuer Common Stock shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
3.8    Shares of Issuer Common Stock. Subject in all cases to Issuer’s obligations to register the Exchange Shares in accordance with the A&R Operating Agreement:
(a)    The certificates or book-entries representing the Exchange Shares shall bear or include the following legend:
“THE SECURITIES EVIDENCED HEREBY WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE

“SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.  THE HOLDER OF SUCH SECURITIES AGREES FOR THE BENEFIT OF ISSUER THAT (A) SUCH SECURITIES MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN A TRANSACTION NOT INVOLVING A PUBLIC OFFERING, (II) PURSUANT TO ANY OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, INCLUDING RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (III) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (IV) TO ISSUER OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF SUCH SECURITIES FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.  SUCH SECURITIES MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, DATED AS OF FEBRUARY 6, 2018 AND THE LOCKUP AGREEMENT, DATED AS OF FEBRUARY 6, 2018 BY AND AMONG BUYER, ISSUER AND PARENT.”
(b)    Parent covenants and agrees that the Exchange Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state and federal securities laws.  In connection with any transfer of such Exchange Shares by Parent other than (i) pursuant to an effective registration statement, (ii) to Issuer or (iii) pursuant to Rule 144 under the Securities Act (provided that Parent provides Issuer with reasonable assurances (in the form of seller and, if applicable, broker representation letters acceptable to Issuer’s transfer agent) that such Issuer Common Stock may be sold pursuant to Rule 144), Issuer may require Parent to provide to Issuer an opinion of counsel selected by Parent and reasonably acceptable to Issuer, the form and substance of which opinion shall be reasonably satisfactory to Issuer, to the effect that such transfer does not require registration of such transferred Exchange Shares under the Securities Act or applicable state securities laws.  As a condition of any such transfer, any such transferee shall agree in writing to be bound by the terms of this Section 3.8 and shall have the rights and obligations Parent under this Section 3.8 with respect to such transferred Exchange Shares.
(c)    Parent agrees that any removal of the restrictive legend from certificates or book entries representing Exchange Shares is expressly predicated upon Parent’s covenant and agreement in this Section 3.8(c) that Parent shall in all cases sell or otherwise transfer such Exchange Shares pursuant to (i) an effective registration statement under the Securities Act, in full compliance with all prospectus delivery requirements under the Securities Act and in accordance with the plan of distribution described in any prospectus delivered by Parent, or (ii) an available exemption from registration under the Securities Act. Parent acknowledges and agrees that counsel to Issuer will rely on the continuing accuracy of Parent’s covenants and agreements in this Section 3.8(c) in issuing any instruction letter or legal opinion to Issuer’s transfer agent with respect to the removal of the legend covering resale of the Exchange Shares, and hereby consents to reference these covenants and agreements in any such instruction letter or legal opinion. Parent shall advise Issuer promptly in writing if any of the covenants and agreements in this Section 3.8(c) becomes inaccurate as to Parent’s resale or transfer of Exchange Shares.
3.9    Distribution of Exchange Shares. The Exchange Shares shall be subject to the terms of the Lockup Agreement.
ARTICLE IV
REPRSENTATIONS AND WARRANTIES RELATING TO THE STOCKHOLDERS
Except as set forth on the correspondingly labeled Schedule (or sub-section of such Schedule, it being agreed that a disclosure contained in one section or subsection of the Schedules shall be deemed to be disclosed and incorporated by reference in any other section or subsection of the Schedules to the extent that it would be reasonably apparent on the face of the disclosure that such disclosure is applicable to such other section or subsection) of Parent and the Stockholders, each Stockholder represents and warrants to Buyer, solely on behalf of such Stockholder and not any other Stockholder, as of the date of this Agreement, that the following statements contained in this Article IV are true and correct. For clarity, each reference to “the Stockholder” in this Article IV shall be referring to the particular Stockholder who is making the representation and/or warranty.
4.1    Power and Authorization. The Stockholder has the requisite legal power and authority, or if the Stockholder is a natural person, the full legal capacity, to enter into and perform his, her or its obligations under this Agreement and the other Transaction Documents to which the Stockholder is, or at the Closing will be, a party. In the case of any Stockholder which is not a natural person, the execution and delivery of this Agreement and the other Transaction Documents to which the Stockholder is, or at the Closing will be, a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Stockholder and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement or such other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Stockholder and (assuming due authorization, execution and delivery by each other Party hereto) this Agreement constitutes a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, except to the extent such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, and the application of general principles of equity (such limitations, the “Enforceability Exceptions”). Each other Transaction Document to which the Stockholder is a party has been duly executed and delivered by the Stockholder and (assuming due authorization, execution and delivery by each other party thereto) such Transaction Document constitutes a legal and binding obligation of the Stockholder enforceable against it in accordance with its terms, except to the extent such enforceability is limited by the Enforceability Exceptions.

4.2    Noncontravention. The execution, delivery and performance by the Stockholder of the Transaction Documents and such other agreements, instruments and documents delivered in connection thereto, and the consummation of the transactions contemplated hereby or thereby, do not and will not (i) violate, contravene, conflict with or result in a failure to comply with, in any material respect, any applicable Law or Permit which the Stockholder or any of his, her or its assets or properties are subject to or bound or affected by: (ii) except as disclosed in Schedule 4.2, require any consent or other approval by, notice to or waiver from or other action by any other Person under, result in a violation suspension, revocation, limitation or termination or breach of, constitute a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, amendment, modification, cancellation or acceleration of any right or obligation of the Stockholder under any Contract to which the Stockholder or the Stockholder’s assets or properties is bound; (iii) except as disclosed in Schedule 4.2, required the approval or consent of, notice to, or filing with any Governmental Authority; or (iv) result in the creation or imposition of any Lien on any asset of the Stockholder (including the Shares), except for any Permitted Liens.
4.3    Organization; Good Standing. The Stockholder (if the Stockholder is not a natural person) (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has delivered to Buyer accurate and complete copies of the applicable Organizational Documents of such Stockholder, and (c) is not in default of any material provision of its applicable Governing Documents.
4.4    Litigation. As of the date hereof, there is no Action pending or, to the Stockholder’s knowledge, threatened against or involving the Stockholder which could prevent or delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or have a Material Adverse Effect. The Stockholder is not subject to any Governmental Order that would, or would reasonably be expected to, adversely affect the Stockholder’s ability to execute, deliver or perform any Transaction Document to which the Stockholder is a party, or to timely consummate the transactions contemplated hereby or thereby.
4.5    Transactions with Affiliates. Except for the Shareholder Agreement, and except as set forth on Schedule 4.5, no Stockholder nor any Affiliate of such Stockholder (other than either Company) has entered into or is party to any Contract or transaction with either Company.
4.6    Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by the Stockholder.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES
Except as set forth on the correspondingly labeled Schedule (or sub-section of such Schedule, it being agreed that a disclosure contained in one section or subsection of the Schedules shall be deemed to be disclosed and incorporated by reference in any other section or subsection of the Schedules to the extent that it would be reasonably apparent on the face of the disclosure that such disclosure is applicable to such other section or subsection) of Parent and the Stockholders, Parent hereby represents and warrants to Buyer and Issuer, as of the date of this Agreement, that the following statements contained in this Article V are true and correct (it being understood that, for purposes of this Article V, references to BR-NV shall be deemed to include the Pre-Conversion Corporation):
5.1    Due Organization; Organizational Documents. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is duly qualified to transact business and is in good standing in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Parent has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. Each jurisdiction where Parent is so qualified is listed on Schedule 5.1 under the heading “Foreign Qualifications” and each jurisdiction where either Company owns, leases or operates assets is listed on Schedule 5.1 under the heading “Other Jurisdictions”. Parent has furnished or made available to Buyer in the Datasite true, correct and complete copies of Parent’s certificate of incorporation and bylaws as in effect as of the date hereof.
5.2    Subsidiaries. BR-NV, is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. BR-NV is duly qualified to transact business and is in good standing in each jurisdiction in which it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. BR-NV has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. Each jurisdiction where BR-NV is so qualified is listed on Schedule 5.2 under the heading “Foreign Qualifications” and each jurisdiction where either Company owns, leases or operates assets is listed on Schedule 5.2 under the heading “Other Jurisdictions”. Parent has furnished or made available in the Datasite to Buyer true, correct and complete copies of BR-NV’s Organizational Documents as in effect as of the date hereof. Other than BR-NV, which is a Subsidiary of Parent, neither Company has ever (i) directly or indirectly owned legally or beneficially any Capital Stock of or in any other Person (other than the Pre-Conversion Corporation) or (ii) been party to or a member of any joint venture with any other Person. The Business has never been conducted through any direct or indirect subsidiary or Affiliate of either Company (other than each other Company), and, other than the Membership Interest and those assets listed on Schedule 5.2 under the heading “Parent Assets”, Parent does not hold any assets used in or necessary for the conduct of the Business as currently conducted. Parent has no Company Predecessor. Other than the Pre-Conversion Corporation, BR-NV has no Company Predecessor (and for the avoidance of doubt, Parent is not considered to be a predecessor of BR-NV).
5.3    Due Authorization. Each Company has all requisite power and authority to execute and deliver the Transaction Documents to which such Company is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents to which such Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action on the part of such Company. This Agreement has been duly and validly executed and delivered by each Company and (assuming due authorization, execution and delivery by each other Party hereto) this Agreement constitutes a legal, valid and binding obligation of such Company enforceable against such Company in accordance with its terms, except to the extent such enforceability is limited by the Enforceability Exceptions. Each other Transaction Document to which either Company is a party has been duly executed and delivered by such Company and (assuming due authorization, execution and delivery by each other party thereto) such Transaction Document constitutes a legal and binding obligation of such Company enforceable against it in accordance with its terms, except to the extent such enforceability is limited by the Enforceability Exceptions.
5.4    No Conflict. Assuming the accuracy and completeness of the representations and warranties of Buyer contained in this Agreement, except as set forth on Schedule 5.4, the execution and delivery of any Transaction Document to which either Company is a party and the consummation of the transactions contemplated hereby or thereby do not and will not (i) violate, contravene or conflict with, any provision of, or result in the breach of or constitute a default under (with or without notice or lapse of time, or both), any applicable Law, the respective Organizational Documents of the Companies, or any Material Contract, or result in a suspension, termination, amendment, cancellation or revocation, or give rise to any right of suspension, termination, amendment, cancellation, revocation or acceleration of any right or obligation under any Material Contract, (ii) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the properties or assets of Parent or BR-NV, or (iii) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien (other than a Permitted Lien) or result in a violation or revocation of any required Permit from any Governmental Authority or other Person, except to the extent that the occurrence of any of the foregoing clauses (ii) and (iii) would not reasonably be expected to result in liability that is material to the Business, or otherwise would adversely impair the conduct of the Business, in any material respect, in substantially the manner currently conducted.
5.5    Governmental Authorities; Consent. Assuming the accuracy and completeness of the representations and warranties of Buyer contained in this Agreement, no consent, approval, waiver or authorization of, notice to, or designation, declaration or filing with, any Governmental Authority or other Person is required on the part of the Parent with respect to Parent’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any consents, approvals, waiver, authorizations, notifications, designations, declarations or filings the absences of which would not reasonably be expected to result in liability that is material to the Business, or (ii) otherwise would adversely impair the conduct of the Business, in any material respect, in substantially the manner currently conducted.
5.6    Capitalization
(a)    (i) The entire Membership Interest (including, for all purposes under this Article V, the Purchased Interest) is owned beneficially and of record by Parent, and (ii), immediately prior to the Conversion, all of the shares of capital stock of Pre-Conversion Corporation (the “Pre-Contribution Shares”) were owned beneficially and of record by Parent, in each case of clauses (i) and (ii), with good and marketable title thereto, free and clear of any

Lien (other than a encumbrances arising out of, under or in connection with applicable securities Laws). Except for the Membership Interest (and prior to the Conversion, the Pre-Conversion Shares), no other Capital Stock of BR-NV has been issued or granted, and no other Capital Stock is outstanding. The Membership Interest has been, and immediately prior to the Pre-Closing Contribution, the Pre-Contribution Shares was, duly authorized and validly issued in accordance with applicable Laws. There are no outstanding Contracts of any kind to which Parent or BR-NV is party to (or by which either of them is bound) requiring the issuance, purchase or redemption after the date hereof of any Capital Stock of BR-NV. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to BR-NV or declared and unpaid dividends in respect of the Capital Stock of BR-NV.
(b)    Except for the Shareholder Agreement, neither Parent nor BR-NV is a party to or bound by any shareholders agreement, proxy, voting agreement or registration rights agreement relating to the Capital Stock of Parent or BR-NV or any other Contract relating to the sale, transfer, voting, registration, acquisition, distribution rights or disposition of any of the Capital Stock of either Company or otherwise granting any Person any right in respect of the Capital Stock of either Company. There are no existing restrictions on the transfer of any portion of the Membership Interest, and immediately prior the Conversion, there were no restrictions on the ability of the Parent and BR-NV to effect the Conversion.
5.7    Financial Matters; Liabilities.
(a)    Definitions. For purposes of this Agreement, (i) “Financial Statements” means the unaudited consolidated balance sheet as of December 31, 2015, December 31, 2016 and December 31, 2017 (the “Year End Balance Sheets”), and the unaudited consolidated income statements for the twelve months ended December 31, 2015, December 31, 2016 and December 31, 2017, in each case, for the Companies; and (ii) an action taken by or in respect of either Company will be considered to have been taken in the “Ordinary Course” only if that action, and an event with respect to such Company will be considered to have occurred in the “Ordinary Course” only if that event, is taken or occurs, as applicable, in the ordinary course of the normal, day-to-day operations of the Business. For purposes of this Agreement, the “Balance Sheet Date” shall mean December 31, 2017. True, complete and correct copies of the Financial Statement are included on Schedule 5.7(a).
(b)    Financial Statements. The (i) Financial Statements (A) have been prepared in good faith based on, and are derived from, the books and records of the Companies, regularly maintained by the Companies’ management to prepare the financial statements of the Companies, and (B) subject to clause (ii) of this Section 5.7(b), have been prepared in accordance with the policies and principles set forth in Schedule 5.7(b), and (ii) (A) the Year-End Balance Sheets as of, and the unaudited consolidated income statements for the twelve months ended, December 31, 2016 and December 31, 2017 have been prepared on an accrual basis, and (B) the Year-End Balance Sheet as of, and the unaudited consolidated income statement for the twelve months ended, December 31, 2015 (the “2015 Financial Statements”) have been prepared on a cash basis, in each case of clauses (i) and (ii), consistently applied throughout the relevant periods. Except as otherwise disclosed in Schedule 5.7(b), the Financial Statements are true and correct in all material respects and, on the basis of the foregoing, present fairly, in all material respects, the financial position of Companies as of the dates thereof and the results of their operations and their cash flows for the periods then ended and, except for the 2015 Financial Statements which were prepared on a cash basis, were prepared on a consistent basis.
(c)    No Undisclosed Liabilities. (i) At the Balance Sheet Date, neither Parent nor BR-NV had any material Liability of any type (whether absolute or contingent) that (A) has not been specifically and fully accrued for or reserved against in the Year End Balance Sheet for the year ended December 31, 2017, or (B) is otherwise disclosed on Schedule 5.7(c), and (ii) since the Balance Sheet Date, neither Parent nor BR-NV has incurred any material Liabilities other than liabilities that (A) have arisen in the Ordinary Course that are normal and usual in amount and do not directly or indirectly result from, arise out of or relate to any breach of Contract, indemnification obligation, breach of warranty, tort, infringement or violation of Law, (B) arise under executory Contracts that do not directly or indirectly result from, arise out of or relate to any breach of Contract, indemnification obligation, breach of warranty, tort, infringement or violation of Law, (C) Liabilities specifically accounted for in the Pre-Closing Statement or (D) are otherwise disclosed in Schedule 5.7(b).
(d)    Internal Controls and Books and Records. The Companies maintain, in all material respects, accurate books and records and maintain, in all material respects, internal accounting controls which provide reasonable assurance that (a) transactions are executed in accordance with applicable Law, and (b) transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with the Accounting Methodology, consistently applied (except for the 2015 Financial Statements which were prepared on a cash basis) and to maintain accountability for the combined assets of the Companies.
(e)    Accounts Receivable. Except as set forth on Schedule 5.7(e), all accounts, notes and other receivables of Companies reflected on the Year End Balance Sheet for the year ended December 31, 2017 or the Closing Statement (collectively, the “Receivables”) (a) are valid and existing, (b) represent monies due for goods actually sold and delivered or services actually rendered by either Company, and (c) are not subject to any refunds or adjustments or any defenses, rights of set-off, assignment or other Liens in excess of the reserves included specifically therefor on the Year End Balance Sheet for the year ended December 31, 2017 or the Closing Statement.
5.8    Legal Compliance.
(a)    Each Company is now and, and has been during the past three years, in compliance with all Laws applicable to it or to the conduct or operation of the Business, there exists no alleged violation by either Company of, or alleged failure by either Company to comply with, any Law, and no Company has, during the past three years, received any notice of any violation or delinquency with respect to any such Laws, except in all such cases for failures to comply, violations and delinquencies which, individually and in the aggregate, are not material.
(b)    A list of all material Permits to which either Company or any of its assets or properties is subject or to which their respective properties or assets is bound is set forth on Schedule 5.8(b).

(c)    Each Company has all Permits required or necessary to conduct the Business (as conducted now or at any time since January 1, 2015), except for those Permits which such Company’s failure to possess, individually and in the aggregate, is not material; and each such Permit is valid and in full force and effect and each Company is and has during the past three years been in compliance in all material respects with the terms and requirements of each such Permit, there exists no alleged violation by either Company of, alleged failure by either Company to comply with, or actual or proposed revocation, withdrawal, suspension, cancellation, termination or modification to, any such Permit, except for those failures to be valid and in full force and effect, violations, failures to comply, revocations, withdrawals, suspensions, cancellations, terminations and modifications, which, individually and in the aggregate, are not material. Except as set forth on Schedule 5.8(c), Buyer may, immediately following the consummation of the transactions contemplated by this Agreement, rely upon all such Permits for the lawful operation of the Business without transfer, reissuance, consent, notice, payment or other action with, to, from or by any Governmental Authority.
(d)    Neither Company has, and to either Company’s knowledge, no Representative or Affiliate of either Company or any other Person acting on behalf of either Company has, violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or any other anti-bribery, anti-corruption or comparable Law in any jurisdiction or has made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the Business, and Companies maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with such Laws. No Stockholder is (i) currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury, and/or on any other similar list maintained by the Office of Foreign Assets Control pursuant to any authorizing statute, executive order or regulation, including those relating to money laundering, anti-terrorism, trade embargos and/or economic sanctions or (ii) a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction or other prohibition of United States Law.
5.9    Actions. Except as set forth on Schedule 5.9, as of the date hereof,
(a)    There is no Action pending or, to either Company’s knowledge, threatened against or involving either Company or any of its properties or assets or such Company’s directors, managers, officers, employees or agents in their capacities as such which (i) is pending, (ii) has been pending at any time in the last three years or (iii) was, to either Company’s knowledge, threatened within the last three years and remains unresolved.
(b)    Neither Company has been party or subject to any settlement Contract since January 1, 2015, and there are no amounts owed by either Company pursuant to any settlement Contract.
(c)    Neither Company (nor its assets or properties) is subject to any Governmental Order.

(d)    There is no Action pending or, to either Company’s knowledge, threatened against or involving either Company which could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or have a Material Adverse Effect.
5.10    Material Contracts.
(a)    Schedule 5.10(a) sets forth, as of the date hereof, a true, correct and complete list and Parent have made available to Buyer in the Datasite complete and correct copies (including all amendments and extensions thereof) or, if oral, an accurate and complete description, of the following types of Contracts to which Parent or BR-NV is a party or by which either of them or their respective properties or assets are bound and any party thereto has any continuing rights, obligations or Liabilities:
(i)    for the purchase of materials, supplies, goods, services, equipment or other assets which provides for annual payments by either Company of $35,000 or more;
(ii)    for the sale by either Company of materials, supplies, goods, services, equipment or other assets which provides for annual payments to either Company of $35,000 or more;
(iii)    that requires either Company to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;
(iv)    for the lease of real property;
(v)    for the lease of equipment that involves annual aggregate payments in excess of $35,000;
(vi)    that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for the borrowing or lending of money (other than to employees for travel expenses in the Ordinary Course) or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;
(vii)    that restrains or limits the ability of either Company to engage or compete in any manner or in any business or location or to solicit any Person to enter into a business or employment or consulting relationship;
(viii)    that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) within the last three years;
(ix)    that is a collective bargaining Contract or other similar Contract with any labor organization, union or association;

(x)    for the employment or engagement of any officer, employee or other individual on a full-time, part-time, consulting or independent contractor basis, in each case, providing for salary or other payments in excess of $75,000 per annum;
(xi)    that contains or provides for an undertaking by either Company to (A) indemnify or hold harmless another Person (other than pursuant to customer agreements entered into in the Ordinary Course) or (B) pay any material penalty in the event of any failure to perform or late performance of such Contract;
(xii)    which contains a “most favored customer” or similar provision;
(xiii)    with any Affiliate of either Company or any current or former employee of either Company, including any stock or membership interest purchase, stock or membership interest repurchase or redemption, severance or settlement agreements;
(xiv)    under which either Company is obligated to pay royalties, commissions or similar payments to any Person;
(xv)    constituting an Inbound Proprietary Rights or User Data License Agreement or Outbound Proprietary Rights or User Data License Agreement, royalty, indemnification, or other Contract with respect to any Proprietary Rights, including Proprietary Rights Contracts, or intellectual property or proprietary rights of other Persons and all other Contracts affecting either Company’s ability to use or disclose any Business Proprietary Rights or Proprietary Rights of other Persons (in each case, except for Off-the-Shelf Software Agreements);
(xvi)    that establishes a joint venture, partnership, limited liability company or other agreement between either Company and any other Person involving a sharing of profits, losses, costs or Liabilities;
(xvii)    for capital expenditures other than capital expenditures individually or in the aggregate of not more than $35,000;
(xviii)    involving the settlement, release, compromise or waiver of any material rights, claims, obligations, duties or Liabilities outside the Ordinary Course;
(xix    to the extent not addressed above, with any Material Customer and any other online retailers from which either Company receives annual revenue in excess of $35,000 or from which either Company licenses content or receives licensed content; or
(xx)    that are with a Governmental Authority.
(b)    Each of the Contracts listed or required to be listed in Schedule 5.10(a), together with any material purchase orders for the sale or purchase of materials, supplies, goods, services, equipment or other assets (collectively, the “Material Contracts”), are a legal, valid and binding obligation of the applicable Company and, to either Company’s knowledge, each other

Person who or which is a party thereto and is enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exclusions. The applicable Company has performed the material obligations required to be performed by it and is not in material breach or default under any of the Material Contracts to which it is a party and, to either Company’s knowledge, no other party to any such Material Contract is in material breach or default thereunder. No event or circumstance has occurred with respect to either Company or, to either Company’s knowledge, any other party to a Material Contract that, with notice or lapse of time or both, would or would reasonably be expected to constitute a material breach or event of default under any Material Contract or result in a termination thereof or cause or permit the acceleration or any other change of any material right or obligation or the loss of any material benefits thereunder. As of the date hereof, neither Company has received from any Person, or provided to any Person, any written notice of any intention to terminate any Material Contract.
5.11    Employee Benefits.
(a)    Schedule 5.11 lists each “employee welfare benefit plan” and “employee pension benefit plan” within the meaning of Sections 3(1) and 3(2), respectively, of ERISA, and each other pension or retirement, deferred compensation, equity option or purchase, equity ownership, equity appreciation rights, other equity or equity type, profit sharing, bonus, incentive compensation, change in control, retention, material fringe benefit, employee group insurance, health care, hospitalization, disability, or other material welfare plan, contract, program, policy, practice, or other arrangement, formal or informal, whether or not subject to ERISA that is sponsored, maintained or contributed to by Parent or BR-NV or with respect which Parent or BR-NV has any Liability (each a “Benefit Plan”).
(b)    With respect to each Benefit Plan, where applicable, Parent has made available to Buyer in the Datasite copies of (i) the plan document (including amendments and individual agreements relating thereto); (ii) the most recent summary plan description and subsequent summaries of material modifications required under ERISA; (iii) the most recent favorable determination letter, or opinion or advisory letter received from or issued by the Internal Revenue Service; (iv) the Form 5500 Annual Reports (including all schedules thereto) with all applicable attachments for the last three completed plan years for which the filing deadline has expired; (v) all related trust agreements, insurance contracts and other funding arrangements and administrative service that implement or apply to such Benefit Plan; (vi) the most recent financial statements, valuation statements, and actuarial valuation reports, (vii) all material non-routine correspondence sent to or received from the Internal Revenue Service, Pension Benefit Guaranty Corporation, Department of Health and Human Service, the U.S. Department of Labor, or any other federal or state agency regarding a Benefit Plan during the past three years, including any Benefit Plan audit correspondence or findings; and (viii) the Code nondiscrimination testing reports and result for the three most recently completed plan years.
(c)    No Benefit Plan is, and none of Parent or any of the Companies sponsors, maintains or contributes to, or has any obligation to contribute to or has any Liability under or with respect to, any: (i) “multiemployer plan (within the meaning of Section 3(37) of ERISA); (ii) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Sections 412 or 4971 of the Code, Section 302 of ERISA or Title IV of ERISA; (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). There is no lien pursuant to Sections 303(k) or 4068 of ERISA or Section 430(k) of the Code in favor of, or enforceable by the Pension Benefit Guaranty Corporation or any other entity with respect to any of the assets of either Company.
(d)    There have been no nonexempt “prohibited transactions” (as defined in Section 406 and 407 of ERISA and Section 4975 of the Code) with respect to any Benefit Plan which would result in material Liability to any Company. No actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Companies, threatened.
(e)    Each Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with the terms of such Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable Laws.
(f)    Neither Company has any material Liability (whether or not assessed) under Section 4980D or 4980H of the Code.
(g)    Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code either has received a current favorable determination letter or may rely on a current opinion or advisory letter issued by the Internal Revenue Service with respect to such Benefit Plan, and, to the Companies’ knowledge, nothing has occurred since the date of such determination, opinion or advisory letter that would reasonably be expected to adversely affect the qualified status of any such Benefit Plan.
(h)    Each Benefit Plan that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder and no amount under any such Benefit Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code. BR-NV is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate but without regard to any payments made pursuant to any amendment thereof entered into after the Effective Time, or any new agreement, contract, arrangement or plan entered into by the BR-NV or Buyer after the Effective Time, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law) in connection with the transfer of the Purchased Interest. BR-NV does not have any obligation to reimburse or otherwise “gross up” any Person for the interest or additional Tax imposed under Sections 409A(a)(1)(B) or 4999 of the Code on such Person.
(i)    No Benefit Plan provides health or life insurance or other welfare-type benefits for current or future retired or terminated employees or service providers (or any spouse or other dependent thereof) other than in accordance with COBRA. The requirements of COBRA have been satisfied in all material respects with respect to each Benefit Plan that is subject to COBRA.
(j)    Except as set forth on Schedule 5.11(j), neither the execution and delivery of this Agreement or any Transaction Document, nor the consummation of the transactions contemplated hereby or thereby, will or may result (either alone or in connection with any other circumstance or event) in the acceleration or creation of any rights of any Person to payments from either Company (including any bonus, golden parachute or severance payment) or benefits or increases in any payments or benefits or any loan forgiveness, vesting, distribution, or obligation to fund benefits, with respect to any current or former employee, director or consultant of either Company (whether or not under any Benefit Plan). BR-NV is not a party to any agreement that will require it to “gross up” or otherwise compensate any Person because of the imposition of any excise Tax on a payment to such Person.
5.12    Labor and Employment Matters.
(a)    Schedule 5.12(a) sets forth a true, correct and complete list of all directors, officers and employees of each Company (each, an “Employee”) as of date of this Agreement and a true, correct and complete list of all individual independent contractors of each Company who are engaged through means other than through a staffing agency, professional employment organization or similar operation, including individuals who are engaged directly or through entities in which the individuals have an ownership interest (“Contractors”), and sets forth each Employee’s and Contractor’s (i) hourly rate of compensation, fee or base salary, as applicable, the amount of any incentive or other additional compensation (including bonus and commission amounts, fringe or other benefits, whether payable in cash or in-kind) for which such Employee or Contractor is eligible and the amount of such additional compensation actually paid by either Company to each Employee or Contractor during the period from January 1, 2016 to the Closing Date, (ii) position (and/or title), (iii) as to Employees, classification as exempt or nonexempt from the overtime requirements of the Fair Labor Standard Act and any similar state Law (“FLSA”), (iv) date of hire, (v) work status (i.e., full-time, part-time, temporary, etc.), (vi) employer and (vii) any material terms of employment (such as notice of termination periods, the existence of a written employment agreement, commitments to increase any future compensation). If an Employee or Contractor is on a leave of absence on the date of this Agreement, Schedule 5.12(a) indicates the reason for such Employee’s or Contractor’s leave, the date of the Employee’s or Contractor’s last active date of work, any arrangements made to cover such leave, if any, and the Employee’s or Contractor’s expected return to work date, if any. Schedule 5.12(a) also identifies all non-competition, non-solicitation and/or non-disclosure agreements with any Employee or Contractor, all indemnification Contracts between either Company, on the one hand, and any Employee or Contractor, on the other hand, and all former Employees and Contractors entitled to any post-retirement benefits or any other compensation or benefits from either Company. No Employee or Contractor has notified either Company that such Employee or Contractor intends to terminate his or her employment or engagement, as applicable, with either Company, and, to either Company’s knowledge, no officer, manager or key Employee or Contractor of either Company, and no group of Employees and/or Contractors of either Company, has any plans to terminate or modify its or their status as Employees or Contractors of either Company within the six-month period following the Closing Date.
(b)    Each Employee and Contractor of, and each other individual performing any services for, any Company is and, since January 1, 2015, has been properly classified under ERISA, the Code, all other applicable Laws, and any benefit plan subject to ERISA or the Code, as a common law employee, independent contractor, leased employee or agent of the Business, except in all such cases for failures to properly classify which, individually and in the aggregate, are not material; and no Company has any material Liability for the improper classification of any employees as independent contractors, exempt from the overtime requirements of the FLSA, or leased employees.
(c)    Except as set forth on Schedule 5.12(c), no unfair labor practice complaint or similar application against either Company is currently anticipated, pending or has been brought during the past three years before any Governmental Authority. There are no pending, threatened or anticipated grievances under any collective bargaining agreement against either Company. No labor strike, material dispute by the Employees and/or Contractors as a group, slowdown or stoppage is pending or, to either Company’s knowledge, threatened against either Company, and no such strike, dispute, slowdown or stoppage has occurred during the past three years. No labor union currently represents or has given either Company notice that it intends to organize any Employees or Contractors. There is no pending or, to either Company’s knowledge, threatened representation question or organizational campaign, efforts or activities concerning any Employees or Contractors of either Company. Other than as set forth on Schedule 5.12(a), neither Company is bound by or has entered into any collective bargaining agreement or other Contract with any labor union or employee association, or made any commitments to or conducted negotiations with any labor union or employee association with respect to any future collective bargaining agreements or other Contracts, in respect of any Employee or any Contractor.
(d)    The employment of each Employee of either Company is terminable at the will of Parent or BR-NV, respectively.
(e)    Except as listed on Schedule 5.12(e), there are no Actions threatened, pending, outstanding, or anticipated (and there have been no Actions pending at any time in the last three years), and there are no Governmental Orders, decisions, directions or convictions currently registered or outstanding, against or in respect of either Company under or in respect of any Laws relating to employment and labor, including those relating to employment or labor standards, labor or industrial relations, benefits, human rights, discrimination, harassment, retaliation, pay equity, employment equity, compensation, meal and break periods, privacy, workers compensation, workplace safety, employer health tax, employment or unemployment insurance, income tax withholdings, plant closures and/or mass layoffs, and/or occupational health and safety (“Employment Laws”). Each Company is now and has at all times since January 1, 2015 been in compliance, in all material respects, with all Employment Laws and is not liable for any levies, assessments of any kind, penalties or other sums for failing to comply with any Employment Laws. Without limiting the generality of the foregoing, (i) there are no outstanding claims, Governmental Orders or charges or inspections against or involving either Company with respect to any applicable health and safety Laws, workers’ compensation Laws, wage and hour Laws or unemployment compensation, (ii) all levies, assessments and penalties made against, or premiums owed, by either Company pursuant to any applicable workers’ compensation Laws have been paid by either Company, and (iii) neither Company has been reassessed under any such Laws during the past three years and to the knowledge of Parent there are no circumstances that would permit a penalty reassessment.
(f)    Any obligation of either Company as of the Closing Date for wages, salary, other Employee compensation, vacation pay, holiday pay, premiums for workers’ compensation, employment or unemployment insurance, and all other accrued payroll obligations or accrued expenses in respect of Employees or Contractors, as applicable, for periods through before the Closing Date, has been paid, or, if unpaid as of the Closing, will have been accrued and reflected in the Pre-Closing Statement and thus actually reduce the Acquisition Price.
5.13    Taxes.
(a)    BR-NV has filed, or joined in the filing of, all Tax Returns required to have been filed by it and such Tax Returns are true, correct and complete in all material respects. All Taxes required to have been paid by BR-NV (whether or not shown on any Tax Return) have been paid. BR-NV is not currently the beneficiary of any extension of time within which to file any Tax Return which has not been filed. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of BR-NV. BR-NV has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
(b)    There are no audits, examinations, proceedings, claims or assessments pending against Parent (with respect to the activities or assets of BR-NV) or BR-NV for any alleged deficiency in any Tax, and the Companies have not been notified in writing of any proposed audits, examinations, proceedings, Tax claims, deficiencies or assessments against Parent (with respect to the activities or assets of BR-NV) or BR-NV.
(c)    No waivers of statutes of limitation have been given or requested in writing with respect to any Taxes of BR-NV and neither Company has agreed to any extension of time with respect to a Tax assessment or deficiency against BR-NV.
(d)    BR-NV has not been a beneficiary of or participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) that was, is or, to the knowledge of the Companies and the Stockholders, will be required to be disclosed under Treasury Regulations Section 1.6011-4.
(e)    Neither Parent nor BR-NV has ever received any notice in writing from any Taxing Authority where it does not currently file Tax Returns that such Taxing Authority believes that Parent (with respect to the assets or activities of BR-NV) or BR-NV was required to file any Tax Return that it has not filed.

(f)    No property of BR-NV is “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Section 168 of the Code, and no property of BR-NV directly or indirectly secures any debt the interest on which is exempt from Tax under Section 103(a) of the Code.
(g)    BR-NV is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate but without regard to any payments made pursuant to any amendment thereof entered into after the Effective Time, or any new agreement, contract, arrangement or plan entered into by the BR-NV or Buyer after the Effective Time, in the payment of any amount that will not be deductible by BR-NV as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or non-U.S. Tax law). BR-NV is not a party to or bound by any Tax Sharing Agreement. BR-NV (i) has not been a member of an affiliated, combined, unitary, or consolidated group filing a consolidated federal income Tax Return (or similar Tax Return other than Tax Returns of Parent by reason of BR-NV’s status as qualified subchapter S subsidiary or disregarded entity) or (ii) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor.
(h)    BR-NV is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received prior to the Closing Date; or (vi) election under Section 108(i).
(i)    BR-NV has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code. BR-NV does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized. Neither Parent nor BR-NV currently uses the cash receipts and disbursements method of accounting for income Tax reporting purposes.
(j)    Parent has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code at all times during its existence for federal income Tax purposes (and has been similarly treated to the extent such treatment available under relevant state and local income Tax Laws). From the date of its incorporation on December 15, 2014 until its acquisition by Parent on November 29, 2015, the Pre-Conversion Corporation was a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code for federal income Tax purposes (and has been similarly treated to the extent such treatment available under relevant state and local income Tax Laws). From November 30, 2015 until the date of the Conversion, the Pre-Conversion Corporation was properly treated as qualified subchapter S subsidiary (within the meaning of Section 1361(b) of the Code) of Parent for federal income Tax purposes (and was similarly treated to the extent such treatment available under relevant state and local income Tax Laws). Beginning on the date of the Conversion, BR-NV has been treated as an entity disregarded as separate from its owner (within the meaning of Treasury Regulation Section 301.7701-2(c)(2)) for federal income Tax purposes (and similarly treated to the extent such treatment is available under relevant state and local income Tax Laws). Since the date of the Conversion, no election has been made to treat BR-NV as an association taxable as a corporation for federal (and applicable state and local) income Tax purposes.
(k)    BR-NV is not a party to any joint venture, partnership or other agreement or arrangement that is treated or required to be treated as a partnership for U.S. federal income Tax purposes. BR-NV does not have any interest in an entity that either is treated or required to be treated as an entity disregarded as separate from its owner for U.S. federal Tax purposes, or is an entity as to which an election pursuant to Treasury Regulations Section 301.7701-3 has been made.
5.14    Brokers’ Fees. Except as set forth on Schedule 5.14, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by Parent or BR-NV.
5.15    Insurance. Schedule 5.15 sets forth a list of each insurance policy and fidelity bond as well as self-insurance programs (including the reserves established thereunder) which covers either Company or their respective businesses, properties, assets, directors, managers, officers or employees (the “Policies”). The Policies are sufficient, in all material respects, for all requirements under applicable Law and all Contracts to which either Company is a party or otherwise bound. The Policies are in full force and effect and neither Company has received any written notice of cancellation of any of the Policies, and there is no existing material breach or default or, to either Company’s knowledge, any event which, with the giving of notice or lapse of time or both, would reasonably be expected to constitute a material breach or default thereunder. All premiums payable with respect to the Policies have been paid as required by the terms of the Policies. Since January 1, 2015, neither Company, after the submission of a complete application for insurance, has been denied insurance coverage, and no insurance coverage has been cancelled by any insurance carrier which provides insurance coverage to either Company. Schedule 5.15 lists insurance claims (other than workers’ compensation claims) and workers’ compensation claims made under the Policies since January 1, 2015. There are no material claims pending under any of the Policies for which coverage has been disputed by the applicable insurance carrier (other than a customary reservation of rights notice).
5.16    Properties.
(a)    Each Company has good and marketable title to all of its material properties and assets and has good title to all its leasehold interests, in each case free and clear of all Liens (except for Permitted Liens).

(b)    All leased personal property used by either Company in the Ordinary Course is leased pursuant to and only in accordance with valid, subsisting and enforceable leases, subleases, licenses and other agreements, except for any failures to be valid, subsisting and/or enforceable which, individually and in the aggregate, are not material. The properties and assets owned by or leased to BR-NV, constitute properties and assets sufficient for the conduct of the Business immediately after the Closing in substantially the manner as currently conducted.
(c)    Each Company has properly maintained all of its owned or leased buildings, structures, equipment and other personal property in the Ordinary Course and all such personal property is in good condition and repair (ordinary wear and tear excepted).
5.17    Absence of Changes. Since the Balance Sheet Date through the date hereof, each Company has conducted its businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practice, and, except as set forth in Schedule 5.17, there has not been:
(a)    any occurrence, event, incident, action, failure to act or transaction involving ether Company or their respective businesses which would or would be reasonably expected to result in a Material Adverse Effect;
(b)    any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by Parent or BR-NV, whether or not covered by any Policy, or any material changes in the amount and scope of any Policy;
(c)    any change in either Company’s financial accounting principles, policies, practices, procedures and/or methods that would have any effect on BR-NV for periods after the Closing Date or the Accounting Methodology;
(d)    any waiver by either Company of a material Indebtedness owed to it;
(e)    other than in the Ordinary Course, any material increase in compensation, benefits or perquisites (except to the extent required by applicable Law or required pursuant to previously existing binding Contracts which have been provided in the Datasite) payable to any Stockholder, member, director, manager or officer, Employee or Contractor of either Company;
(f)    any hiring, engagement, termination or acceptance of the resignation of any Employee or Contractor of either Company whose annual compensation exceeds $100,000 or entry by either Company into (or amendment by either Company of) any employment, severance or similar Contract with any Employee or Contractor of either Company;
(g)    any entry into, adoption, amendment or termination of any bonus, profit sharing, compensation, termination, option, appreciation right, performance unit, pension, retirement, deferred compensation, employment, severance, retention or other employee benefit agreements, trusts, plans, Benefit Plans, funds or other arrangements for the benefit or welfare of any Employee or Contractor, except as required by Law and disclosed in writing to Buyer and other than hirings and dismissals in the Ordinary Course;

(h)    any entry into, material amendment of or termination or receipt of notice of termination of any Material Contract;
(i)    any merger or consolidation by either Company with any other Person or acquisition by either Company of any assets outside of the Ordinary Course or any Capital Stock or any loans, advances or capital contributions to, or investments in, any other Person by either Company;
(j)    any sale (other than sales of inventory in the Ordinary Course), transfer, assignment, conveyance, lease, license, lapse, expiration or other disposition of, mortgage or pledge, or imposition or sufferance of any Lien (other than any Permitted Lien) on, by either Company of, any assets, properties or rights (including any Proprietary Rights) which, individually or in the aggregate together with all other assets, properties and rights so affected, are material;
(k)    any commencement, compromise or settlement by either Company of any Action by or on behalf of BR-NV (but in the case of an Action with respect to Taxes, limited to any Action that would affect Tax obligation of BR-NV for any taxable period ending on or after the Closing Date);
(l)    any issuance of any note, bond or other debt security by either Company, any incurrence of any Indebtedness for borrowed money or in connection with any capital lease, or any assumption or guarantee of responsibility by either Company of any Liabilities of any other Person;
(m)    any capital expenditure or commitment to make any capital expenditure by either Company in excess of $50,000, individually, or $100,000 in the aggregate;
(n)    any making, revocation or change of any material Tax election, change of any annual Tax accounting period, adoption or change of any material method of Tax accounting, filing of any material amended Return, entry into any closing agreement with respect to Taxes, settlement of any Tax Proceeding, surrender of any right to claim a Tax refund, or consent to the extension or waiver of the limitations period applicable to any Tax Proceeding, in each case, by BR-NV, but, in each case, only if such action would be reasonably likely to have a material adverse effect on Tax obligations of BR-NV for any taxable period or portion of a taxable period beginning on or after the Closing Date;
(o)    any material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(p)    any material revaluation of either Company’s assets by either Company; or

(q)    any entry into any Contract other than this Agreement by either Company, whether or not in writing, to do any of the foregoing.
5.18    Affiliate Agreements. Except as set forth in Schedule 5.18, except for the Shareholder Agreement and any employment-related arrangements made available in the Datasite, and except as otherwise contemplated by this Agreement, no Affiliate of either Company, or any current or former director, manager, officer, employee, member or stockholder of either Company is now, or has been during the last three years, (a) a party to any Contract, arrangement or transaction with either Company resulting in any outstanding payment obligations (contingent or otherwise) of either Company to such Person or (b) a lender or guarantor of, or indebted to, either Company.
5.19    Intellectual Property; Personal Information and User Data.
(a)    Generally. Schedule 5.19(a) sets forth a complete and correct list of: (i) all registered Owned Proprietary Rights, including all registrations of and pending applications to register any Owned Proprietary Rights owned or filed by either Company including the registrant or applicant, the jurisdictions by or in which any such registrations or applications have been issued or filed, the respective registration or application numbers and dates of issuance, registrations or filing (“Registered Proprietary Rights”); (ii) all material unregistered Owned Proprietary Rights owned or purported to be owned by either Company, identifying the Proprietary Rights (without disclosing any information that would jeopardize the status of such Proprietary Rights as Trade Secrets or Confidential Information, as the case may be); (iii) all other Inbound Proprietary Rights or User Data License Agreements and Outbound Proprietary Rights or User Data License Agreements (except for Off-the-Shelf Software Agreements), identifying for each: (A) the parties thereunder; (B) the date thereof; (C) the type of license (including the term thereof) and (D) the Proprietary Rights licensed thereunder; and (iv) all Internet Assets owned by, allocated or issued to either Company (or for which either Company is listed as the registrant) or used in connection with the Business (collectively, the items described in the foregoing clauses (i)-(iii), together with all unregistered Proprietary Rights owned, purported to be owned, or used by either Company or in connection with the Business that are not required to be set forth on Schedule 5.19(a), the “Business Proprietary Rights”). The Business Proprietary Rights identified on Schedule 5.19(a), constitute all of the Proprietary Rights owned, purported to be owned, licensed by or used in or necessary for, and are sufficient for, the conduct of the business of the Companies as currently conducted or anticipated to be conducted throughout the world, and neither Parent nor any Stockholder nor any third party owns or has any rights with respect to such Business Proprietary Rights (other than respective licensors and licensees under the Proprietary Rights or User Data License Agreements). Neither Company has agreed to indemnify any Person with respect to any Business Proprietary Rights.
(b)    Ownership; Infringement. Except as set forth on Schedule 5.19(a), each Company exclusively owns, free and clear of any Liens or has a valid and enforceable written license to use the Business Proprietary Rights, free and clear of all Liens, and (i) no Action by any third party contesting the validity, enforceability, use or ownership of any of the foregoing has been made, is currently outstanding or, to either Company’s knowledge, is threatened, (ii)

no loss, expiration or other Action challenging the validity or enforceability of any Owned Proprietary Right is pending, reasonably foreseeable or, to either Company’s knowledge, or threatened, (iii) neither Company has received any notice, nor does either Company have knowledge, of any fact which indicate a likelihood of any infringement, violation, dilution or misappropriation by, or any conflict with, any third Person with respect to any Business Proprietary Right, including any demand or unsolicited request that either Company licenses rights from a third Person, (iv) the conduct of the Business does not infringe, dilute, violate or misappropriate the Proprietary Rights of any third Person, (v) neither Company has infringed, diluted, misappropriated or otherwise violated any Proprietary Rights of any third Person, and neither Company has any knowledge of any infringement, misappropriation, violation or dilution on the part of Company which will occur as a result of the transactions contemplated by this Agreement and any Transaction Document, and (vi) except as set forth on Schedule 5.19(b), all of the rights of either Company in and to such Business Proprietary Rights are freely assignable by such Company, including the right to create derivative works.
(c)    Proprietary Rights Contracts. Except as set forth on Schedule 5.19(c), there are no written or oral contracts or agreements to which either Company is a party pursuant to which such Company has (i) transferred ownership of any Business Proprietary Right owned by such Company or granted any license or option to any other Person with respect to such Business Proprietary Rights or (ii) obtained a license or option to the Proprietary Rights of another Person (except for Off-the-Shelf Software Agreements) (the contracts and agreements required to be listed on Schedule 5.19(c), the “Proprietary Rights Contracts”). Except pursuant to any of the Proprietary Rights Contracts listed on Schedule 5.19(c), and as indicated therein, (y) no Company has transferred ownership of, or granted any exclusive license to, any Business Proprietary Rights to any Person; and (z) there are no royalties, honoraria, fees, or other payments payable by either Company to any third Person in connection with such Company’s use of any Proprietary Rights.
(d)    Restrictions. Except as set forth on Schedule 5.19(d), there are no settlements, injunctions, forbearances to sue, consents, coexistence agreements, judgments, or orders or similar obligations to which either Company is a party or is otherwise bound, which (i) restrict the rights of either Company to use any Business Proprietary Rights, or (ii) permit third parties to use any Business Proprietary Rights, which would otherwise infringe any Business Proprietary Rights. Except as set forth on Schedule 5.19(d), no Company has licensed or sublicensed its rights in any Business Proprietary Rights to others, and no royalties, honoraria or other fees are payable by either Company for the use of, or right to use, any Business Proprietary Rights, except pursuant to one or more Material Contracts and as specifically identified therein.
(e)    Registrations. All registrations for Registered Proprietary Rights are valid and in force, and any applications to register any unregistered Owned Proprietary Rights identified on Schedule 5.19(a) are pending and in good standing, all without third party challenge of any kind except for possible examination proceedings from the appropriate registration entity such as the United States Patent and Trademark Office, and each Company has the right to bring actions for infringement or unauthorized use of such Registered Proprietary Rights.

(f)    Patents and Trademarks. Except as set forth on Schedule 5.19(f), all patents and trademarks included in the Registered Proprietary Rights have been filed in, issued by or registered with the United States Patent and Trademark Office and, where applicable, the corresponding offices of other countries, have been so filed, registered or issued, as the case may be as shown on such schedule, and have been maintained and renewed in accordance with all applicable Laws. Except for trademarks that are not currently being used, such as intent-to-use trademark registrations and applications, all trademarks that constitute Registered Proprietary Rights are in use in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates (with respect to registered trademarks) or applications (with respect to unregistered trademarks for which an application has been filed). Complete and accurate copies of all patent and trademark filings, including all correspondence to and from the United States Patent and Trademark Office and the applicable offices of other countries, have been provided to Buyer. Each Company has used commercially reasonable efforts to protect its rights in such patents and registered and material unregistered trademarks, and t to either Company’s knowledge, there have been no acts or omissions by either Company, the result of which would be to compromise the rights of either Company to apply for or enforce appropriate legal protection of such patents and registered and material unregistered trademarks.
(g)    Protective Measures. Each Company has taken all steps reasonable under the circumstances to (i) safeguard and maintain the secrecy and confidentiality of the Trade Secrets that are part of the Owned Proprietary Rights owned by either Company or the Proprietary Rights that either Company is otherwise bound by contract to safeguard and maintain, and (ii) protect the confidentiality of all Confidential Information of either Company, including in each case requiring all employees, contractors and third persons having accesses thereto to execute written confidentiality and non-disclosure agreements. To either Company’s knowledge, no Confidential Information or Trade Secrets have been disclosed by any Person bound by such confidentiality and non-disclosure obligations to any third Person who was not bound by a confidentiality and non-disclosure obligation to either Company of any such Confidential Information or Trade Secrets; and, to either Company’s knowledge, no third Person that is a party to any confidentiality and non-disclosure agreement with either Company is in breach of default thereof. To either Company’s knowledge, no Confidential Information or Trade Secrets have been improperly disclosed or misappropriated by another Person. Each Company has validly maintained, and has not knowingly taken any steps that could constitute abandonment or result in a lapse of, or that could invalidate its rights in and to, any Business Proprietary Rights owned by either Company, except where such Company has, in its reasonable business judgment, decided to abandon or allow to lapse any such Business Proprietary Rights. The owners of the Proprietary Rights licensed to either Company have taken all reasonably necessary and desirable actions to properly maintain and protect such Proprietary Rights. To either Company’s knowledge, and except as set forth on Schedule 5.19(g), no third Person is misappropriating, infringing or otherwise violating any Proprietary Rights of either Company, and no such Actions are pending against any third Person.
(h)    Employee and Consultant Assignment Agreements. Except as set forth on Schedule 5.19(h), each present director, officer, Employee, Contractor or consultant of each Company who developed any part of any Proprietary Rights used by, developed on behalf of, owned by, or purportedly owned by either Company that is or will be used, usable or intended for use in connection with the Business has executed a valid, written, and enforceable agreement that (i) conveys any and all right, title and interest in and to all Proprietary Rights developed by such Person in connection with such Person’s employment, engagement or contract to such Company, and (ii) establishes that, to the extent such Person is an author of a copyrighted work created in connection with such Person’s employment or contract, such work is a “work made for hire” or includes a present assignment of such copyrighted works in favor of such Company. No such director, officer, Employee, Contractor or consultant is in violation of any term of any employment contract or any other contract relating to the relationship of any such director, officer, Employee, Contractor or consultant with either Company. No current or former director or manager (or Person holding a similar title), Employee, Contractor, consultant or officer of either Company (a) owns any right, title or interest in or to any Proprietary Rights used or held for use by either Company, or (b) has made any claims or commenced any Action with respect to, or has any right, license, claim or interest whatsoever in, any Business Proprietary Rights.
(i)    Software. Except as set forth on Schedule 5.19(i), neither Company distributes to any Persons any Software, whether proprietary to either Company or otherwise, including any source code thereof. All Software that embodies Proprietary Rights that is part of the Business Proprietary Rights is owned by or licensed to a Company. All such Software (i) performs in conformance with its documentation in all material respects and (ii) is free from any material Software defect. None of such Software contains any undocumented self-help mechanism, virus, Trojan horse, worm or other Software routine or hardware component designed to permit unauthorized access or designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software program. Except as set forth on Schedule 5.19(i), neither Company is bound by or a party to any written or oral contract or agreement pursuant to which (a) either Company is obligated to provide to any third Person any proprietary source code of any Software that embodies Owned Proprietary Rights owned by either Company or (b) either Company has deposited, or is or may be required to deposit, with an escrow agent or other party, any such source code or Owned Proprietary Rights. Except as set forth on Schedule 5.19(i), no services or offerings of either Company or the Business utilize software subject to the Affero GPL 3.0 License, the GNU General Public License 3.0, or any other Reciprocal License.
(j)    Affiliates. No current or former shareholder, partner, member, director or manager (or Person holding a similar title), officer, employee, contractor or other Affiliate of any Stockholder or either Company (other than BR-NV) has or will have, after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, any legal or equitable right, title or interest in or to, or any right to use, directly or indirectly, in whole or in part, any of the Business Proprietary Rights; provided that, for purposes of this Section 5.19(j) only, Owned Proprietary Rights shall not include, in the case of each such natural Person, moral rights and rights of publicity and privacy relating to the use of the name, likeness, voice, signature and biographical information of such natural person.
(k)    Web Sites. For each web site owned and controlled by either Company (“Web Sites”), such Company has provided and does provide a privacy policy posted in a clear and conspicuous location on each such web site that complies with all applicable Laws, copies of which have been provided to Buyer (“Privacy Policies”). For each user-facing web site (or portion thereof) of either Company that is made available to clients or customers of either Company (“Client Web Sites”), such Company requires such clients to comply with all applicable Laws, and such Client Web Sites comply with all applicable Laws. Each Company, and, to either Company’s knowledge, its clients, have at all times, respectively, been in material compliance with all contractual obligations relating to compliance with applicable Laws.
(l)    Personal Information and User Data. Each Company has at all times materially complied with all applicable Laws, privacy policies and notices, and contractual obligations relating to privacy, data protection and the collection, compilation, sharing, use, processing, storage, transfer, disclosure, destruction, or security from unauthorized disclosure of personally identifiable information (“Personal Information”) or User Data collected, used or held for use by either Company (“Company Privacy Laws”). With respect to Personal Information and User Data, each Company takes reasonable measures to ensure that such information is protected against loss and against unauthorized access, modification, use or disclosure, including the establishment and implementation of policies, programs, and procedures that are commercially reasonable, including administrative, technical, and physical safeguards, to protect the confidentiality, integrity, and security of Personally Information and User Data in its possession, custody or control against unauthorized access, use, modification, disclosure, or other misuse. Each Company is in compliance with the terms of all Contracts to which such entity is a party relating to data, privacy, security, or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer, or disposal of Personally Information or User Data. Except for disclosures of Personal Information or User Data required by Law or authorized by the provider of the Personal Information or User Data, neither Company sells, rents or otherwise makes available to third parties any such Personal Information. There have been no breaches involving any Personal Information or User Data held or collected by either Company. There is not, and never has been, any Action pending or threatened against either Company alleging a violation of any Person’s privacy, data protection or data rights or Company Privacy Laws, nor has there been any court decision or order restricting or limiting the use, transfer or disclosure by either Company of any customer information or information or Personal Information or User Data received through the Web Sites. The consummation of the transactions contemplated by the Transaction Documents and the transfer of any information in connection therewith will not breach or otherwise cause any violation of any Company Privacy Laws.
(m)    IT Systems. Each Company has taken reasonable measures consistent with prevailing industry practice to protect the information technology systems used in connection with the operation of the Business (“IT Systems”) from unauthorized access, unauthorized use, interruption, modification, corruption, and failure. The IT Systems, as a whole, are adequate and satisfactory in all material respects for the conduct of the Business as currently conducted and as presently proposed to be conducted, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner. IT Systems are in sufficiently good working condition to perform all information technology operations and include sufficient licensed capacity (whether in terms of authorized sites, units, users, seats, or otherwise)

for all Software, in each case as necessary for the conduct of the business of either Company as currently conducted or contemplated to be conducted. Except as set forth on Schedule 5.19(m), the IT Systems have not suffered any material failures or defects and have functioned consistently and accurately in all material respects since being installed, and neither Company has notified consumers or Employees of any information security breach related to the Personal Information or User Data of such consumers or Employees within the last five years. There have been no material unauthorized intrusions or breaches of the security of any of the IT Systems, and the data and information which they store or process, including any Personal Information or User Data, has not been corrupted in any discernible manner or accessed without the authorization of Company. Each Company has (i) implemented and maintains backup, data storage, security and disaster recovery technology plans and procedures consistent with reasonable information technology security practices for a company of the size and nature of the Companies (taken together), and at least consistent with applicable industry standards and act in compliance therewith; and (ii) test such plans and procedures on a regular basis and such plans and procedures have been proven effective upon such testing.
5.20    Environmental Compliance. Except as set forth on Schedule 5.20:
(a)    Parent and BR-NV have provided or made available to Buyer in the Datasite all environmental audits, environmental assessments and environmental investigation reports (collectively, the “Environmental Reports”), any other material environmental documentation, in each case relating to either Company or any of their respective predecessors or Affiliates, or any real property currently or formerly owned, leased or occupied by any of the foregoing, to the extent such audit, assessments and reports are in the possession, custody or control of either Company.
(b)    Each Company has complied in all material respects with and is in compliance in all material respects with all applicable Environmental Laws.
(c)    Each Company has obtained, maintained and complied in all material respects with all Permits required pursuant to applicable Environmental Laws for each of their respective operations and the occupation of each parcel of the Real Property. Schedule 5.20(c) contains a complete list of all such material Permits and the transactions contemplated pursuant to this Agreement will not require the transfer of any such material Permits or the consent of any Governmental Authority under or pursuant to any Environmental Laws.
(d)    Since January 1, 2013, neither Company has received any written notice, or other threat in writing regarding any actual or alleged violation of, or any Liabilities or potential Liabilities arising under, Environmental Laws relating to either Company, any parcel of the Real Property or any former properties or facilities of either Company, other than for minor matters that have been remediated in full. Without limiting the foregoing, no Hazardous Substances are present at, on or under any parcel of the Real Property at concentrations in excess of those permitted under applicable Environmental Laws, except as would not reasonably be expected to result in either Company incurring material Liabilities under applicable Environmental Laws.

(e)    Neither Company is subject to any effective, pending or unresolved Action or Governmental Order relating to Environmental Laws nor has such Action or Governmental Order been, to either Company’s knowledge, threatened.
(f)    Neither Company has any unresolved Liability related to (i) its compliance or non-compliance with applicable Environmental Laws or Authorizations or (ii) any property or facility, including any parcel of the Real Property, contaminated with any hazardous waste, substance or material.
(g)    Neither Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, released or exposed any Person to any substance, including any Hazardous Substance, or owned or operated any property or facility (and no such property or facility, including any parcel of the Real Property, is contaminated by any Hazardous Substance) so as to give rise to any current or future Liabilities under Environmental Laws, including any Liability for investigative or remedial obligations, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, except in each such case where such Liability would not reasonably be expected to result in either Company incurring material Liabilities under applicable Environmental Laws.
(h)    No underground storage tanks are located at any parcel of the Real Property.
(i)    Except to the extent that such a Release would not and would not reasonably be expected to result in any Liability in excess of $75,000, there has been no Release of any Hazardous Substance at or from any parcel of the Real Property.
5.21    Books and Records. The minute books of the Companies, all of which have been made available to Buyer in the Datasite, contain complete and accurate records of all meetings and other corporate actions of each Company’s applicable governing body and the holders of its Capital Stock. All such minute books and records are in the possession of the applicable Company and located at the principal office of BR-NV.
5.22    Real Property.
(a)    Schedule 5.22(a) sets forth a list of all real property leased or subleased by or to either Company (the “Real Property”). Each Company hereby represents and warrants that neither Company owns any real property.
(b)    Except as set forth in Schedule 5.22(b), with respect to each parcel of the Real Property:
(i)    Each of the Contracts pursuant to which either Company leases or subleases a parcel of the Real Property (the “Real Property Leases”) is a legal, valid and binding obligation of such Company, enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Real Property Lease by either Company or, to either Company’s knowledge, by any other party to the Real Property Leases to which either Company is a party, in each case to such an extent as would reasonably be expected to materially and adversely interfere with the present use of such parcel of the Real Property in the operation of either Company’s business (including the Business) as currently conducted.
(ii)    Parent has made available to Buyer in the Datasite a true and complete copy of each Real Property Lease.
(iii)    To the knowledge of either Company, the improvements on each parcel of the Real Property are located within the boundary lines of such parcels of the Real Property.
(iv)    To the knowledge of either Company, there are no encroachments upon any parcel of the Real Property from adjacent properties nor encroachments of any improvement located on any parcel of the Real Property upon adjoining land, nor encroachments of any improvements located on any parcel of the Real Property upon easements or over set back lines on such parcel, in each case that materially and adversely interfere with the present use of such parcel of the Real Property in the operation of either Company’s business (including the Business) as currently conducted.
(v)    Neither Company has entered into any leases, subleases, licenses, occupancy or other agreements granting to any Person the right of use or occupancy of any portion of any of the parcels of the Real Property.
(vi)    Neither Company has received written notice of any pending or, to either Company’s knowledge, threatened condemnation or eminent domain proceedings (or negotiations regarding transfers in lieu thereof), or Actions relating to any parcel of the Real Property or any portion thereof that would reasonably be expected to materially and adversely interfere with the present use of such parcel of the Real Property in the operation of either Company’s business (including the Business) as currently conducted, and neither Company has any knowledge of any such Action.
(vii)    To the knowledge of either Company, with respect to improvements located on each parcel of the Real Property, such improvements are in operating condition, normal wear and tear excepted.
(viii)    Neither Company has received notice, or has any knowledge of, the actual, pending or threatened termination of any utilities used in its business as presently conducted.
(ix)    Neither Company has received notice, or has any knowledge, that the use of any parcel of the Real Property fails to comply with, or is in violation of, applicable zoning ordinances.

(x)    No improvements have been made by either Company on any parcel of the Real Property with materials delivered to or labor performed on such parcel of the Real Property that have not been completely paid for or which might form the basis of a mechanic’s or similar Lien against such parcel of the Real Property, and neither Company has received written notice of a mechanic’s or similar Lien which may be filed against any parcel of the Real Property as a consequence thereof.
(xi)    To the knowledge of either Company, no security deposit or portion thereof deposited by or on behalf of either Company with a lessor or sublessor under a Real Property Lease has been applied in respect of a breach or default by either Company that has not been redeposited in full.
(xii)    Neither Company currently is participating, or in the past six months participated, in any discussions or written negotiations regarding termination of any Real Property Lease prior to the scheduled expiration of such Real Property Lease (whether by reason of a breach or alleged breach by the tenant or subtenant thereunder or otherwise).
(xiii)    To the knowledge of either Company, no improvements in the Real Property made by or for the benefit of either Company will be required to be removed at the end of the terms of the applicable Real Property Leases.
(xiv)    Each Company has maintained the Real Property in accordance in all material respects with the requirements of such Company under the applicable Real Property Lease.
5.23    Bank Accounts; Credit Card Accounts; Powers of Attorney. Schedule 5.23 sets forth complete and accurate information with respect to all bank and savings accounts and safe deposit boxes of either Company, including each account or box number associated therewith, the name and address of the institution where such account or box is held, the purpose of each such account or box, the owner of such account or box and all Persons authorized to deliver instructions to the institution in respect of such account or box. Schedule 5.23 sets forth complete and accurate information with respect to all credit card accounts of either Company, whether held individually or jointly, and other credit card accounts of other Persons that are linked to the Companies’ books and records or reflected in the credit card accrual statements made available in the Datasite, including each account number associated therewith, the name of the sponsoring institution, the purpose of each such account and the holder of such account all Persons authorized to deliver instructions to the institution in respect of such account. Neither Company has any cash held in a foreign jurisdiction. Schedule 5.23 also lists all other outstanding powers of attorney or similar authorizations executed by or otherwise granted by either Company to any Person.
5.24    Customers. Schedule 5.25 sets forth a complete and accurate list of each of the customers of the Companies for which the Companies had net revenue in excess of $100,000 (for the purposes of this Section 5.24, after aggregating the purchases of the Affiliates of such customers) during the fiscal year ended December 31, 2017 (such customers, together with, for the avoidance of doubt, Walmart, Jet, Amazon and Home Depot, the “Material Customers”) and the dollar amount of net revenue for such period from each Material Customer. Except as set forth in Schedule 5.25, as of the date hereof, (a) no Material Customer has cancelled, terminated or otherwise reduced the volume of products or services it purchases from the Companies or materially modified the commercial terms of its relationship with the Companies and (b) to Parent’s knowledge, no Material Customer intends, or has threatened, to cancel, terminate or otherwise reduce the volume of products or services it purchases from either Company or materially modify the commercial terms of its relationship with the Companies. Since January 1, 2016, neither Company has received a written notice from any Material Customer that such Material Customer has exercised, or intends to exercise, audit or inspection rights pursuant to any Contract with the Companies.
5.25    Investment Representations.
(a)    Investment Intent. Parent acknowledges that Exchange Shares issuable to Parent under this Agreement have not been registered under the Securities Act or under any state securities laws and that Parent:
(i)    is acquiring the Exchange Shares pursuant to an exemption from registration under the Securities Act for its own account solely for investment with no present intention or plan to distribute any of the Exchange Shares to any person, nor with a view to, or for offer or sale in connection with, any distribution thereof;
(ii)    will not sell or otherwise dispose of any of the Exchange Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws;
(iii)    has such knowledge and experience in financial and business matters and in investments of this type that Parent is capable of evaluating the merits and risks of Parent’s investment in the Exchange Shares and of making an informed investment decision and has so evaluated the merits and risks of such investment;
(iv)    is able to bear the economic risk of an investment in the Exchange Shares and, at the present time, is able to afford a complete loss of such investment; and
(v)    is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act).
(b)    Access to Information. Parent acknowledges that Parent has been afforded (i) the opportunity to ask such questions as Parent has deemed necessary of, and to receive answers from, representatives of Issuer concerning the terms and conditions of the offering of the Exchange Shares and the merits and risks of investing in the Exchange Shares; (ii) access to information about Issuer and Issuer’s financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; (iii) access to the Issuer’s SEC Reports; and (iv) the opportunity to obtain such additional information that

Issuer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.
(c)    Independent Investment Decision. Parent has independently evaluated the merits of its decision to acquire the Exchange Shares pursuant to this Agreement. Parent understands that nothing in this Agreement or any other materials presented by or on behalf of Issuer to Parent in connection with the acquisition of the Exchange Shares constitutes legal, tax or investment advice. Parent has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of the Exchange Shares.
(d)    Reliance on Exemptions. Parent understands and acknowledges that the Exchange Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities Laws and that Issuer is relying in part upon the truth and accuracy of, and Parent’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of Parent set forth herein in order to determine the availability of such exemptions and the eligibility of Parent to acquire the Exchange Shares.
(e)    No Governmental Review. Parent understands that no U.S. federal or state agency or any other Governmental Authority has passed on or made any recommendation or endorsement of the Exchange Shares or the fairness or suitability of the investment in the Exchange Shares nor have such authorities passed upon or endorsed the merits of the offering of the Exchange Shares.
(f)    Residency. Parent’s office in which its investment decision with respect to the Exchange Shares was made (if an entity) is located at the address set forth for Parent in Section 9.8.
(g)    No General Solicitation. Parent acknowledges that the Exchange Shares were not offered to Parent by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, website or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which Parent was invited by any of the foregoing means of communication.
(h)    No Intent to Control. Parent has no present intention of acquiring control of Issuer.
(i)    No Current Ownership of Issuer’s Exchange Shares. Neither Parent nor any of its Affiliates have any economic interest in (including any Beneficial Ownership), or any right to direct the voting or disposition of, or any other right with respect to, any securities of Issuer, bank debt or obligations for borrowed money of Issuer or any of Issuer’s Subsidiaries (or any rights, options or other securities convertible into or exercisable or exchangeable for such securities, bank debt or obligations for borrowed money measured by the price or value of any securities of Buyer or any of its Affiliates, including any swaps or other derivative arrangements

(“Derivative Securities”)), in each case, whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such party) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise and whether or not any of the foregoing would give rise to Beneficial Ownership, and, in each case, whether or not any of the foregoing is acquired or obtained by means of borrowing of securities or operation of any Derivative Security. Neither Parent nor any of its Affiliates has established any hedge or other position in any Derivative Securities that is outstanding on the Closing Date and is designed to or could reasonably be expected to lead to or result in a disposition of the Exchange Shares by Parent or any other Person. For purposes hereof, a “hedge or other position” would include effecting any short sale or having in effect any short position (whether or not such sale or position is against the box and regardless of when such position was entered into) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Issuer Common Stock or Derivative Securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from any Issuer Common Stock or Derivative Securities.
5.26    No Other Representations and Warranties. Except for the representations and warranties set forth in the Transaction Documents, neither Buyer nor Issuer, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other representatives, nor any other person, has made or is making any other representation or warranty, express or implied, with respect to Buyer or Issuer or any other matter, including with respect to any information provided or made available to the Companies or the Stockholders during any diligence process, the negotiation of this Agreement or any other time; and except for the representations and warranties set forth in the Transaction Documents, none of the Companies and the Stockholders has relied upon any representation, warranty or other statement, express or implied, made by Buyer or Issuer or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other representatives. Notwithstanding the foregoing, nothing herein shall constitute as waiver of the right of Parent, any Stockholder or any of the Seller Indemnified Parties to make a claim for actual fraud against Buyer or Issuer.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES REGARDING BUYER AND ISSUER
Except as set forth on the correspondingly labeled Schedule (or sub-section of such Schedule, it being agreed that a disclosure contained in one section or subsection of the Schedules shall be deemed to be disclosed and incorporated by reference in any other section or subsection of the Schedules to the extent that it would be reasonably apparent on the face of the disclosure that such disclosure is applicable to such other section or subsection) of Buyer and Issuer, Buyer and Issuer, jointly and severally, represent and warrant to the Stockholders and Parent, as of the date of this Agreement, that the following statements contained in this Article VI are true, correct and complete, and, in case of Section 6.9 and Section 6.11 through 6.16, after qualifying each statement in such Sections with Publicly Disclosed Information:

6.1    Due Organization; Organizational Documents. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Issuer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of Buyer and Issuer is duly qualified to transact business and is in good standing in each jurisdiction except where the failure to be so qualified would not reasonably be expected to have an Issuer Material Adverse Effect. Each of Buyer and Issuer has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. Buyer has furnished or made available to Parent true, correct and complete copies of Buyer’s and Issuer’s certificate of incorporation, bylaws or other equivalent organizational documents as in effect as of the date hereof.
6.2    Due Authorization. Each of Buyer and Issuer has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action on the part of Buyer and Issuer. This Agreement has been duly and validly executed and delivered by Buyer and Issuer and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable Enforceability Exceptions.
6.3    No Conflict. The execution and delivery of this Agreement by Buyer and Issuer and the consummation of the transactions contemplated hereby do not and will not (i) violate any provision of, or result in the breach of, any applicable Law, the certificate of incorporation, bylaws or other equivalent organizational documents of Buyer or Issuer, or any Contract to which Buyer or Issuer is a party, or terminate or result in the termination of any Contract to which Buyer is a party or the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Buyer or Issuer, (ii) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien (other than a Permitted Lien), (iii) result in a violation or revocation of any required Permit from any Governmental Authority or other Person or (iv) render Buyer or Issuer insolvent or unable to pay its debts as they become due, except to the extent that the occurrence of any of the foregoing in clauses (i), (ii), (iii) and (iv) would not reasonably be expected to have an Issuer Material Adverse Effect.
6.4    Litigation. As of the date hereof, there is no Action pending or, to Buyer’s knowledge, threatened against or involving Buyer or Issuer which could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement or the other Transaction Documents. Neither Buyer nor Issuer is subject to any Governmental Order that would, or would reasonably be expected to, adversely affect Buyer’s or Issuer’s ability to execute, deliver or perform any Transaction Document to which any Stockholder or Parent is a party, or to timely consummate the transactions contemplated hereby or thereby.
6.5    Governmental Authorities; Consent. Assuming the accuracy and completeness of the representations and warranties of the Companies and the Stockholders contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person, other than a Form D and a Form 8-K to be filed by the Issuer with the SEC with respect to this Agreement, a supplemental listing application with Nasdaq, a notification to Nasdaq of the change in the number of shares outstanding and any state securities law filings required under applicable blue sky laws, is required on the part of Buyer or Issuer with respect to Buyer’s or Issuer’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. To Buyer’s knowledge, no fact or circumstance exists, including any possible other transaction pending or under consideration by Buyer, Issuer or any of their respective Affiliates, that would reasonably be expected to cause a Governmental Authority to prohibit or materially delay consummation of the transactions contemplated hereby or impose a condition or conditions that would, individually or in the aggregate, have an Issuer Material Adverse Effect.
6.6    Financial Ability. Buyer and Issuer have sufficient cash on hand or other sources of immediately available funds to enable it to consummate the transactions contemplated by this Agreement.
6.7    Brokers’ Fees. Except fees described on Schedule 6.7 (which fees shall be the sole responsibility of Buyer and Issuer), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or Issuer.
6.8    Solvency. Neither Buyer nor Issuer is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors.
6.9    Capitalization. The authorized capital stock of Issuer consists of 300,000,000 shares of Issuer Common Stock and 30,000,000 shares of preferred stock, par value $0.01 per share (the “Issuer Preferred Stock”).  As of the close of business on January 29, 2018, there were: (a) an aggregate of 33,700,016 shares of Issuer Common Stock issued and outstanding, which number does not include 3,867,115 shares held in treasury; and (b) no shares of Issuer Preferred Stock issued and outstanding.  As of the date of this Agreement, all issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and have been issued in compliance with applicable state and federal securities laws.  Other than as described in Schedule 6.9, (i) there are no options, warrants, calls, rights, convertible securities, commitments or agreements (which, for purposes of this Agreement, shall be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to capital stock or other similar rights) of any character to which Issuer is a party or by which Issuer is bound obligating Issuer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or obligating Issuer to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, (ii) there are no outstanding contractual obligations of Issuer or any other Person to repurchase, redeem or otherwise acquire any shares of capital stock of Issuer, and (iii) there are no outstanding securities of any kind convertible into or exchangeable or exercisable for the capital stock of Issuer.
6.10    Exchange Shares. The Exchange Shares, when issued to Parent pursuant to this Agreement, shall be validly issued, fully paid, non-assessable and free and clear of any Liens

(other than restrictions on transfer which arise under applicable securities laws and other than those arising under this Agreement).
6.11    SEC and Listing Matters. Issuer has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed, furnished or submitted by it with the SEC under the Exchange Act or the Securities Act since January 1, 2017 (the “Applicable Date”) through the date hereof (the forms, statements, reports and documents filed, furnished or submitted since the Applicable Date through the date hereof the “SEC Reports”). Each of the SEC Reports, at the time of its filing or being furnished or submitted (or, if amended or superseded prior to the date of this Agreement as of the date of such amendment or superseding filing) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to the SEC Reports, including the Sarbanes-Oxley Act of 2002. As of their respective dates (or, if amended or superseded prior to the date of this Agreement, as of the date of such amendment or superseding filing) the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. In addition, Issuer is in compliance, in all material respects, and each of Buyer’s and Issuer’s performance of its obligations hereunder shall be in compliance, in all material respects, with the applicable listing and corporate governance rules and regulations of the Nasdaq Global Select Market. Prior the Closing Date, Issuer caused the Exchange Shares to be approved for listing (subject to notice of issuance) on the Nasdaq Global Select Market, if applicable.
6.12    Financial Matters; Liabilities. The financial statements of the Issuer included in the SEC Reports (the “Issuer Financial Statements”) comply in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing). The Issuer Financial Statements have been prepared in accordance with GAAP consistently applied throughout the relevant periods, except as may be otherwise specified in such financial statements, the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements. Except as otherwise disclosed in the Issuer Financial Statements, the Issuer Financial Statements are true and correct in all material respects and, on the basis of the foregoing, present fairly, in all material respects, the consolidated financial position of Issuer and its consolidated Subsidiaries as of the dates thereof and the results of its operations and its cash flows for the periods then ended in conformity with GAAP, consistently applied, subject, in the case of the unaudited financial statements, to normal year-end adjustments and the absence of notes (that, if presented, would not differ materially from those presented with the audited Issuer Financial Statements) on the basis of presentation and using the specified accounting policies, principles and methodologies described in the notes thereto.
6.13    Material Adverse Effect. Neither Buyer nor Issuer has sustained since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in any subsequent SEC Report filed prior to the date hereof, any material loss or interference with the business of Buyer and Issuer, taken as a whole, from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; and, since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in any subsequent SEC Report filed prior to the date hereof, there has not been any change in long-term debt of Buyer or Issuer or any Issuer Material Adverse Effect, or any development involving a prospective Issuer Material Adverse Effect, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of Buyer and Issuer taken as a whole.
6.14    Material Contracts. Neither Buyer nor Issuer is in violation or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement, except for such violations or defaults as would not reasonably be expected to have an Issuer Material Adverse Effect.
6.15    Internal Controls. Issuer maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the Exchange Act and has been designed by Issuer’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with GAAP. The Issuer’s principal executive officer and principal financial officer assessed the effectiveness of the Issuer’s internal control over financial reporting as of the end of the fiscal year for which the most recent Form 10-K has been filed by the Issuer (the “Evaluation Date”) and presented in such Form 10-K the conclusion of the certifying officers about the effectiveness of the Issuer’s internal control over financial reporting. Since the Evaluation Date, there have been no significant changes in the Issuer’s internal control over financial reporting which would reasonably be expected to adversely affect in any material respect Issuer’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. Issuer maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to Issuer is made known to Issuer’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective.
6.16    Tax. Issuer (i) has prepared and filed all foreign, federal and state income and all other material Tax Returns required to have been filed by it and (ii) has paid all Taxes required to have been paid by it, whether or not shown on such Tax Returns, except those being contested in good faith, with respect to which adequate reserves have been set aside on the books of Issuer, except, in the case of clauses (i) and (ii) above, where the failure to so pay or file any such Tax or Tax Return would not reasonably be expected to result in an Issuer Material Adverse Effect.
6.17    Vote Required. No Issuer stockholder votes or consents are necessary to authorize this Agreement or any other Transaction Documents or to consummate the transactions contemplated thereby including the issuance of the Exchange Shares; provided, however, that Issuer stockholder approval may be required in connection with a “Call Option” or “Put Option”

under the A&R Operating Agreement, and Issuer determined to issue shares of Issuer Common Stock in partial or complete satisfaction of the Call Option or Put Option, as the case may be, in an amount that would trigger Issuer stockholder approval requirements under applicable Law or by the rules of any applicable self-regulatory organization, the SEC or Nasdaq.
6.18    No Other Representations and Warranties. Except for the representations and warranties set forth in the Transaction Documents, neither Parent nor BR-NV, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other representatives, nor any other person, has made or is making any other representation or warranty, express or implied, with respect to Parent or BR-NV or any other matter, including with respect to any information provided or made available to Buyer during any diligence process, the negotiation of this Agreement or any other time; and except for the representations and warranties set forth in the Transaction Document, neither Buyer nor Issuer has relied upon any representation, warranty or other statement, express or implied, made by Parent or BR-NV or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other representatives. Notwithstanding the foregoing, nothing herein shall constitute as waiver of the right of Buyer, Issuer or any of the Buyer Indemnified Parties to make a claim for actual fraud against Parent, BR-NV or any Stockholder.
ARTICLE VII.
COVENANTS
7.1    Public Disclosure. Except as may be required by Law or by the rules of any applicable self-regulatory organization, the SEC or Nasdaq: (a) Issuer, Buyer and Parent shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby; and (b) without limiting Parent’s obligations under the confidentiality agreement dated January 23, 2018 and Buyer’s obligations under the confidentiality agreement dated June 12, 2017 with respect to Parent, Stockholders and their respective Affiliates (other than BR-NV) (collectively, the “Confidentiality Agreements”), neither Buyer nor Parent shall issue any such press release or make any such public statement or disclosure without the prior approval of the other Party (which approval shall not be unreasonably withheld, delayed or conditioned). Nothing in this Section 7.1 shall limit the ability of Buyer, Issuer or their respective Affiliates to conduct customary investor and analyst calls concerning the transactions contemplated hereby, to make internal announcements to their employees, and to make disclosures to potential sources of financing for the transactions contemplated hereby and credit rating agencies.  Parent and the Stockholders acknowledge and agree that Issuer may file this Agreement and the A&R Operating Agreement, including a summary hereof and thereof, with the SEC.
7.2    Indemnification of Officers and Directors of BR-NV.
(a)    Subject to and without limiting Parent’s and each Stockholder’s obligations under Article VIII, for a period of six (6) years after the Closing, (i) Buyer shall cause (A) BR-NV to fulfill and honor in all respects its obligations pursuant to any agreement of BR-NV set forth on Schedule 7.2 and providing for the indemnification of its officers, managers or directors (the current and former officers, managers and directors of BR-NV, and all other persons entitled to be indemnified pursuant to such provisions or agreements, being referred to collectively as the “D&O Indemnified Parties”) and (B) the operating agreement or equivalent Organizational Documents of BR-NV to contain provisions with respect to exculpation from liability in substance substantially similar to the Organizational Documents of BR-NV as of immediately prior to the Conversion, and (ii) Buyer shall not permit any of such provisions to be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any D&O Indemnified Party.
(b)    This Section 7.2 (i) shall survive the Closing; (ii) is intended for the benefit of, and will be enforceable by, each D&O Indemnified Party and his or her heirs and representatives; (iii) shall be binding on all successors and assigns of Buyer, Parent and BR-NV; and (iv) provides rights that are in addition to, and not in substitution for, any other rights to indemnification or contribution or similar rights that any D&O Indemnified Party, or any heir or representative of any D&O Indemnified Party, may have by contract or otherwise.
7.3    Employment and Benefit Arrangements. During the three (3) month period following the Closing Date, Parent and Buyer will use commercially reasonable efforts to evaluate BR-NV’s compensation practices and benefit plans and to reasonably cooperate with one another to develop a plan with respect to BR-NV’s compensation practices and benefit plans, including with respect to potential efficiencies and cost-savings of transitioning certain employees of BR-NV to the benefit plans of Buyer and/or its affiliates.
7.4    Transfer Taxes. All Transfer Taxes incurred in connection with this Agreement shall be paid by fifty percent (50%) by Buyer and fifty percent (50%) by Parent, and BR-NV shall, at its own expense, prepare and file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Buyer and/or Parent will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
7.5    Further Assurances. Without limiting any other covenant contained in this Article VII, Issuer, Buyer and Parent shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby), (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Buyer or Parent, or their respective Affiliates are required to obtain in order to consummate the transactions contemplated by this Agreement, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable.
7.6    Tax Matters.
(a)    Post-Closing Tax Returns.

(i)    Parent shall (at its own cost and expense) accurately prepare and timely file (or cause to be prepared and timely filed) with the appropriate Taxing Authorities all pass-through income Tax Returns required to be filed by BR-NV for any taxable period ending on or before the Closing Date (each a “Parent Prepared Return”). All Parent Prepared Returns shall be prepared and filed in a manner that is consistent with the prior practice of BR-NV, except as otherwise required by Law. If necessary to permit proper filing of any Parent Prepared Return, Buyer shall cause such Parent Prepared Return to be executed by an authorized person on behalf of BR-NV; provided that, any such Parent Prepared Return that needs to be executed by an authorized person on behalf of BR-NV shall be subject to review, comment, and consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed). Except for any Parent Prepared Return, BR-NV shall accurately prepare and timely file (or cause to be prepared and timely filed) with the appropriate Taxing Authorities all other Tax Returns required to be filed by BR-NV with respect to any Pre-Closing Tax Period that are filed after the Closing Date (each a “BR-NV Prepared Return”). BR-NV shall provide Parent with a copy of each such BR-NV Prepared Return for review and approval (which approval shall not be unreasonably withheld, conditioned, or delayed) at least fifteen (15) days before the filing of such Tax Return (or, if required to be filed within thirty-one (31) days after the Closing Date or the end of the taxable period to which such Tax Return relates, as soon as reasonably practicable following the Closing or end of such taxable period, as the case may be), accompanied by a statement (a “Pre-Closing Tax Statement”) setting forth and calculating in reasonable detail the Pre-Closing Tax Liability and Indemnified Taxes that are shown as due on such Tax Return. Buyer shall make such revisions, to the extent such revisions are consistent with prior practice of BR-NV and permitted by applicable Law, to BR-NV Prepared Returns as are reasonably requested by Seller Representative within five (5) days after receipt by Seller Representative of each BR-NV Prepared Return for review pursuant to this Section 7.6(a)(i).
(ii)    If Parent disagrees with the manner of preparation of a BR-NV Prepared Return or the amount of Pre-Closing Tax Liability or Indemnified Taxes calculated in a Pre-Closing Tax Statement, within ten (10) days after receipt of such BR-NV Prepared Return or Pre-Closing Tax Statement by Parent, the Parent shall provide to Buyer a notice of such dispute (a “Tax Statement Dispute”), along with a statement setting forth the reason(s) for such disagreement with such BR-NV Prepared Return or Pre-Closing Tax Statement. If the Parent does not provide a notice of Tax Statement Dispute with respect to any BR-NV Prepared Return within such 10-day period, such BR-NV Prepared Return shall be deemed accepted by Parent for filing, and the Pre-Closing Tax Statement associated with such Tax Return shall be treated as an indemnification notice provided by Buyer pursuant to Section 8.5. If Buyer and Parent are unable to resolve any Tax Statement Dispute within fifteen (15) days after delivery of the notice of a Tax Statement Dispute, the dispute shall be resolved by submission of the unresolved issues to an accounting firm mutually acceptable to Buyer and Parent under procedures analogous to those specified in Section 3.6(b).

(b)    Allocation of Taxes. For purposes of this Agreement, Taxes incurred by BR-NV with respect to a taxable period that includes but does not end on the Closing Date shall be allocated to the portion of the period ending on the Closing Date: (i) on a specific identification basis, according to the date of the event or transaction giving rise to such Tax and in the case of any Tax based upon or related to income, sales, payroll, withholding or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the Closing Date, and (ii) with respect to periodically assessed ad valorem Taxes and Taxes not otherwise reasonably allocable to specific transactions or events, in proportion to the number of days in such period occurring through the Closing Date compared to the total number of days in such period. Allowances or deductions and similar items that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Companies.
(c)    Tax Elections; Amended Returns. Buyer and BR-NV may not amend or cause the amendment of a Tax Return of BR-NV, in each case, with respect to any taxable period or portion thereof ending on or before the Closing Date without the written consent of Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed.  Buyer shall, upon request by the Seller Representative, cooperate in the preparation of and submission to the proper Taxing Authority of any amended Tax Return of BR-NV for any taxable period beginning before the Closing Date (i) that is necessary to cause such Tax Return to be consistent with adjustments proposed by a Taxing Authority to a Tax Return for any other taxable period in connection with the resolution of any Tax Proceeding conducted pursuant to Section 7.6(e), (ii) that is otherwise required by Applicable Law to be filed, or (iii) that is reasonably requested by Seller Representative to be filed; provided, in each case, that Parent has provided funds to BR-NV equal to any additional Tax shown as due from BR-NV on such amended return pursuant to its indemnity obligations under Section 8.2(a)(iv).
(d)    Refund of Taxes. Except with respect to any Tax refunds arising from the carryback of any Tax loss, deduction or credit from a taxable period (or portion thereof) beginning after the Closing Date, Parent will be entitled to receive an additional payment from Buyer of 60% of any cash Tax refunds (and any Tax credits applied in lieu of a cash Tax refund) that are received by BR-NV that relate to a Pre-Closing Tax Period of BR-NV. Buyer will pay over to the Parent, net of all reasonable out-of-pocket costs and Taxes of BR-NV associated with such refund, 60% of the amount of any such refund promptly after receipt of such refund or crediting of such overpayment for the benefit of BR-NV. To the extent permitted by applicable Law, BR-NV shall use its commercially reasonable efforts to request a refund (rather than a credit in lieu of a refund) with respect to all Pre-Closing Tax Periods. If a liability for Taxes that was included as a liability in the calculation of Closing Working Capital is later determined to not be payable, Buyer shall pay to Parent 60% of the amount of over-accrued Tax liability upon reversal of such Tax liability in the financial statements of BR-NV pursuant to GAAP (but only to the extent that inclusion of such over-accrued Tax as a liability in Closing Working Capital had reduced the Estimated Adjustment Amount or Adjustment Amount). For the avoidance of doubt, Buyer shall not offset any of its obligations to make payments to Seller Representative in respect of Tax overpayments and overaccruals against any indemnifiable Damages (other than Damages consisting of Indemnified Taxes), except with the prior written consent of Seller Representative.
(e)    Audits and Contests Regarding Taxes. If Buyer or any of its Affiliates receives any notice of a pending or threatened Tax audit, assessment, or adjustment against or with respect to BR-NV's assets or activities that may give rise to a liability of Parent or the Stockholders (including indemnity obligations hereunder pursuant to the terms of Article VIII) (a “Tax Proceeding”), Buyer shall promptly notify Seller Representative within five (5) Business Days after receipt of such notice. Buyer and Seller Representative each agree to consult with and to keep the other informed on a regular basis regarding the status of any such Tax Proceeding to the extent that such Tax Proceeding could affect a liability of Parent or any of the Stockholders (including indemnity obligations under this Agreement). The Seller Representative shall have the right, at the expense of Parent and the Stockholders, to (i) control any Tax Proceeding to the extent that it pertains solely to any taxable period ending on or before the Closing Date, and (ii) employ counsel of its choice, but reasonably satisfactory to Buyer, in connection with such Tax Proceeding; provided, that (A) Seller Representative shall only be allowed to control such Tax Proceedings to the extent Seller Representative notifies Buyer of his, her or its intent to do so within ten (10) Business Days of receiving Buyer’s notice under this Section 7.6(e) and (B) BR-NV shall have the right to participate in such Tax Proceeding at its own expense, and BR-NV shall be entitled to control the disposition of any issue involved in such Tax Proceeding that does not affect a potential liability of Parent or the Stockholders (including under Section 8.2). Seller Representative shall not settle any Tax Proceeding without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. BR-NV shall control any Tax Proceeding that Seller Representative chooses not to control and any Tax Proceeding relating to a taxable period beginning on or before and ending after the Closing Date. Seller Representative shall have the right to participate in such Tax Proceeding at its own expense and neither Buyer nor BR-NV shall settle any such Tax Proceeding without the consent of Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Except as provided in this Section 7.6(e), the provisions of Article VIII (other than Section 8.5(d)) shall govern the manner in which any Tax Proceedings are conducted and resolved.
(f)    Cooperation, Access to Information, and Records Retention. The Parties shall cooperate as and to the extent reasonably requested by any Party in connection with the preparation and filing of Tax Returns as provided herein and any Tax Proceeding relating to the Companies. Such cooperation shall include the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. BR-NV and Parent agree (i) to retain all books and records relevant to Taxes of the Companies that are in the possession of BR-NV or Parent after the Closing (including Tax Returns) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period, and (ii) to give Parent or BR-NV (as applicable) reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller Representative or BR-NV so requests, allow the requesting Party to take possession of or copy of such books and records.

(g)    Tax Certificates. Buyer and Parent agree, upon request of the other, to use commercially reasonable efforts to provide or obtain any certificate or other document from any Governmental Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Parties (including with respect to the transactions contemplated by this Agreement), provided, in each case, such cooperation would not cause the requested Party to incur any material additional Tax liabilities or other adverse consequences.
(h)    Tax Treatment and Allocation. The Parties agree that by reason of the status of the BR-NV immediately before the Closing as an entity disregarded as separate from Parent within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii), Buyer’s acquisition of the Purchased Interest under this Agreement shall be treated for federal income Tax purposes as a purchase by the Buyer of an undivided interest in 60% the assets owned by BR-NV as of the Closing Date (the “Purchased Assets”) that is an “applicable asset acquisition” within the meaning of Section 1060 of the Code, consistent with Situation 1 of Revenue Ruling 99-5. Accordingly, the Parties agree that the consideration deemed paid by Buyer for the Purchased Assets is the sum of the Acquisition Price (as it may be adjusted and before deduction for Transaction Expenses), the liabilities of BR-NV as of the Effective Time allocable to the Purchased Interest and any other items properly includible in the amount realized by Parent for federal income tax purposes in respect of the deemed sale of the Purchased Assets to Buyer (collectively, such sum, the “Total Tax Consideration”) The Total Tax Consideration will be allocated among the assets of BR-NV deemed purchased by Buyer in accordance with the requirements of Section 1060 of the Code. The allocation of the Total Tax Consideration among Assets shall be made in a manner consistent with the fair market values of such of the Purchased Assets as are agreed between Buyer and Parent, and the fair market values of any of the Assets that the Parties agree to use in making such allocation and/or the method to be used in determining such fair market value, if and to the extent mutually agreed upon between Buyer and Parent prior to the Closing shall be set forth on Schedule 7.6(h). Within 30 days after the Closing Statement is finalized pursuant to Section 3.6(b), Buyer will deliver to Parent a draft of such allocation for Parent’s review, along with the IRS Form 8594 proposed to be filed by Buyer with its federal income tax return for its taxable year including the Closing Date. Within 15 days thereafter, Parent will deliver to Buyer either a notice accepting the allocation prepared by Buyer or a statement setting forth in reasonable detail any objections thereto and the basis for such objections. If Parent timely delivers an objection notice, Parent and Buyer will use good faith efforts to resolve such objections. If they are unable to mutually agree on the allocation, the unresolved objections shall be resolved by submission of the unresolved objections to an accounting firm or appraiser mutually acceptable to Buyer and Parent under procedures analogous to those specified in Section 3.6(b). No Party or any Affiliate of any Party will take a position on any Tax Return, before any Taxing Authority or in any Tax Proceeding that is inconsistent with the allocation, as finally determined under this Section 7.6(i), without the prior written consent of the other Parties provided however, that if in any audit of any Tax Return of a Party by a Taxing Authority, the amount of or allocation of the Total Tax Consideration is finally determined by such Taxing Authority to be different from the finally agreed allocation, the Parties and their Affiliates may (but shall not be obligated to) take any position or action consistent with the allocation of the Total Tax Consideration as finally determined in such audit. If any Taxing Authority disputes the amount of or allocation of the Total Tax Consideration among the Assets as reflected by any Party or their Affiliates on their respective Tax Returns, the Buyer or Parent, as the case may be, shall promptly notify the other of the existence and nature of such dispute, and any resolution thereof.
(i)    Tax Sharing Agreements. All Tax Sharing Agreements to which BR-NV is a party shall be terminated on or before the Closing Date and, after the Closing Date, BR-NV shall not be bound thereby or have any liability thereunder.
(j)    The Parties shall treat the current taxable periods of BR-NV as ending as of the close of the Closing Date to the extent permitted by applicable Law.  Neither Buyer nor Issuer shall cause or permit BR-NV to take any actions after the Closing on the Closing Date that are outside the Ordinary Course (including incurring any Indebtedness), except as required by this Agreement.
7.17    Release. Effective upon the Closing, Parent and each Stockholder, on behalf of such Party and such Party’s Affiliates, heirs, beneficiaries, trustees, successors and assigns (Parent, each Stockholder and each of such other Persons, a “Releaser” and all of the Releasers together, collectively, the “Releasers”), hereby unconditionally releases, acquits and forever discharges Issuer, Buyer and BR-NV and each of their past, present and future partners, members, officers, representatives, Affiliates, directors, managers, employees, counsel, agents, successors and assigns, in their capacities as such (each, a “Releasee”), from any and all Actions, obligations and Liabilities to such Person of any kind or nature whatsoever as to facts, conditions, transactions, events or circumstances prior to the Closing (including under any of the Contracts set forth on Schedule 7.7 (the “Terminated Agreements”)) (collectively, but excluding the Retained Claims, the “Released Claims”). The Parties agree, with the advice of counsel, that this is a general release and that Civil Code section 1542 is waived by Parent and each Stockholder.  Section 1542 provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOW BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Parent and each Stockholder hereby acknowledges, on behalf of such Party and each of such Party’s Releasers, that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist and, nonetheless, agrees that, effective as of the Closing, such Releaser shall be deemed to waive any such provision. Parent and each Stockholder hereby represents and warrants, on behalf of such Party and each of such Party’s Releasers, that such Party has not, and none of such Party’s Releasers has, assigned or otherwise transferred any right or interest in or to any of the Released Claims. Notwithstanding the foregoing but without limiting Parent’s and each Stockholder’s obligations under Article VIII, nothing contained in this Section 7.7 will operate as or be deemed a release by any Releaser (other than Parent or BR-NV with respect to those matters set forth in clauses (ii) or (iii) below) with respect to any Actions, obligations or Liabilities (i) arising under or pursuant to this Agreement or the other Transaction Documents; (ii) arising under or pursuant to any health or retirement plans provided by BR-NV in which such Stockholder was a participant at or prior to the Closing; (iii) for such Stockholder’s unpaid salary or wages with respect to the pay period immediately prior to the Closing, or reimbursement of expenses in accordance with the Companies’ policies in effect on the date hereof; (iv) arising under or pursuant to any rights to or claims of indemnification of any Releaser or an officer, director or manager of any Releasee under such Releasee’s Organizational Documents or under applicable Law; or (v) that are not waivable under applicable Law (collectively, the “Retained Claims”). This release in all respects has been voluntarily and knowingly executed with the express intention of effecting the legal consequences provided in the California Civil Code § 1541, that is, the extinguishment of obligations herein designated.
In addition, effective upon the Closing, Parent and each Stockholder, on behalf of such Party and such Party’s Releasers, (i) consents to this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby, and (ii) agrees that each Terminated Agreement, together with all rights and obligations arising thereunder, effective as of the Closing Date, shall be terminated and that no payments, services or other consideration or performance will be due and owing from any other Person to such Releaser under any Terminated Agreement.
7.8    Confidentiality. From and after the Closing, Parent and each Stockholder shall hold, and shall use his, her or its reasonable best efforts to cause its accountants, counsel, consultants, advisors, agents and other Seller Representatives to hold, in confidence any and all information, whether written or oral, of, related to or concerning BR-NV and the transactions contemplated by the Transaction Documents, except to the extent that such Person can show that such information (a) is in the public domain through no fault of such Person or (b) is lawfully acquired by such Person after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If such Person is compelled to disclose any such information by judicial, governmental or administrative process or by other requirements of applicable Law, such Person shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Person is advised by its counsel in writing is legally required to be disclosed; provided that such Person shall exercise its commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Without prejudice to the rights and remedies otherwise available in this Agreement, the Parties each understand and acknowledge that money damages would not be an adequate remedy for any breach of this Section 7.8, and that Issuer and Buyer will be entitled to specific performance and other equitable relief by way of injunction in respect of a breach or threatened breach of this Section 7.8.
7.9    Required Financial Statements.
(a)    Following the Closing, Parent shall, and shall cause each of its Affiliates to, provide Issuer as soon as practicable, but in no event later than 30 days after the Closing Date, all financial statements and financial and other information required to be included in, or required to facilitate the preparation of, pro forma or other financial statements (including applicable pro forma adjustments) or financial information to the extent required to be included in (i) Issuer’s and/or any of its Affiliate’s filings with the SEC on Form 8-K pursuant to Item 2.01 and 9.01 thereof and any financial statements required thereunder, in each case, in connection with the transactions described in the Transaction Documents (the “Form 8-K Information”), (ii) Issuer’s other reports prepared pursuant to the Exchange Act and any financial statements required thereunder (the “Exchange Act Information”), and (iii) any registration statement under the Securities Act prepared by Issuer or any of its Affiliates, including financial statements prepared in accordance with Rule 3-05 of Regulation S-X for all fiscal periods completed prior to the Closing Date and all financial information through the Closing Date reasonably necessary to reflect the transactions described in the Transaction Documents in Issuer’s financial statements or to prepare pro forma financial statements reflecting the transactions described in the Transaction Documents (together with the Form 8-K Information and the Exchange Act Information, the “Required Financial Information”). For purposes of clarification, if financial statements covering different periods could constitute the Required Financial Information under the Exchange Act or the Securities Act and the rules and regulations promulgated thereunder, then Issuer shall determine which such periods will constitute the Required Financial Statements for purposes of this Agreement. Parent shall provide to Issuer and its accounting advisors reasonably promptly such financial information readily available to Parent related to the Companies as Issuer may reasonably request.
(b)    Parent will cooperate with Issuer and its Affiliates in preparation of all such pro forma or other financial statements or other information described above, and will use its reasonable best efforts to obtain (including by providing requested representations to such accountants), if so required under the Securities Act or the Exchange Act, an unqualified audit opinion from the Issuer’s independent public accounting firm, with respect to such financial statements (which audit opinion shall comply with the requirements of the SEC) and the consent of such firm to the inclusion or incorporation by reference of their audit opinion in any registration statement filed by Issuer or any of its Affiliates pursuant to the Securities Act (which audit opinion and consent shall also constitute Required Financial Information).
(c)    From and after the Closing Date, Parent shall reasonably cooperate with Issuer and its accountants and auditors and provide to Issuer and its accountants and auditors, during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, access to such information, books and records related to either Company as Issuer may reasonably request in connection with the preparation by Issuer of historical financial statements related to either Company as may be required to be included in any filing under the Exchange Act and the regulations promulgated thereunder, including Regulation S-X, to be reported on a current report on Form 8-K filed in connection with the transactions described in the Transaction Documents and any other filing as may be required under Applicable Law. Without limiting the foregoing, such cooperation shall include: (a) where appropriate, the signing of management representation letters as are required in connection with such audit and (b) as reasonably requested by Issuer, access, during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, to appropriate individuals with knowledge of the historical financial information related to the Companies to allow for preparation of such financial statements. Issuer shall reimburse Parent for all out-of-pocket expenses incurred by Parent or its Affiliates in connection with this Section 7.9.

(d)    From and after the Closing Date, Parent shall reasonably cooperate with Issuer and its accountants and auditors to implement disclosure controls and procedures as required for BR-NV to comply with the applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder for the purposes of Issuer’s SEC reporting requirements.
7.10    R&W Insurance Policy. At or prior to the Closing, Buyer has obtained and bound the R&W Insurance Policy, a true and complete copy of which has been provided to Parent prior to the Closing. Buyer shall pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy. Buyer shall cause the R&W Insurance Policy to expressly provide that the policy provider shall not have the right to, and will not, pursue any subrogation rights or contribution rights or any other claims against Parent or the Stockholders or any of their respective Affiliates in connection with any claim made by Buyer or any of its Affiliates thereunder, except in the case of actual fraud. Following the Closing, Buyer will use commercially reasonable efforts to not permit at any time the R&W Insurance Policy to be terminated (except upon its expiration in accordance with its terms), nor to be amended or modified in a manner adverse to Parent or the Stockholders. Without limiting the foregoing, Buyer agrees to use commercially reasonable efforts to obtain a recovery under the R&W Insurance Policy for all Damages under Sections 8.2(a)(i), 8.2(a)(iv) or 8.2(b)(i) ((a) other than claims in respect of a breach of any Fundamental Rep if the aggregate amount of Damages sought in such claim, together with all other then-pending claims for Damages pursuant to Sections 8.2(a)(i), 8.2(a)(iv) or 8.2(b)(i), exceeds the coverage limit under the R&W Insurance Policy or (b) except in the case of actual fraud).
7.11    Parent Name Change. Parent agrees that, as promptly as reasonably practicable following the Closing, Parent shall change the name of Parent so that such name does not contain “BestReviews” or any other combination of words confusingly similar to “BestReviews”.
ARTICLE VIII.
INDEMNIFICAITON
8.1    Survival. Subject to this Section 8.1, all representations and warranties set forth in this Agreement (including the Schedules, Annexes and the Escrow Agreement attached to this Agreement and the certificates delivered pursuant to this Agreement) and the covenants and agreements contained in this Agreement to be performed or complied with at or prior to the Closing will, in each case, survive the Closing until the date that is fifteen (15) months after the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 4.1 (Power and Authorization), Section 4.3 (Organization; Good Standing), Section 4.6 (Brokers’ Fees), Section 5.1 (Due Organization; Organizational Documents), Section 5.2 (Subsidiaries), Section 5.3 (Due Authorization), Section 5.6 (Capitalization), Section 5.14 (Brokers’ Fees) and Section 5.25 (Investment Representations) will survive until the seven (7) year anniversary of the Closing Date; (ii) the representations and warranties set forth in Section 5.13 (Taxes) will survive until ninety (90) days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) (the representations and warranties in the foregoing clauses (i) and (ii), collectively, the “Fundamental Reps”); and (iii) the representations and warranties set forth in Section 6.1 (Due Organization; Organizational Documents), Section 6.2 (Due Authorization), and Section 6.7 (Brokers’ Fees), will survive until the seven (7) year anniversary of the Closing Date. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Party against whom such indemnification may be sought prior to such time. The covenants and agreements contained in this Agreement and the other Transaction Documents to be performed or complied with on or after the Closing will survive indefinitely (unless limited otherwise as provided for herein) following the execution and delivery of this Agreement, the Closing and the consummation of the transactions contemplated hereby.
8.2    Indemnification.
(a)    Indemnification by Parent and the Stockholders. From and after the Closing (but subject to the other provisions of this Article VIII), each Stockholder shall, severally (and pro rata based on each such Stockholder’s respective Pro Rata Interest) and not jointly, and Parent shall indemnify and hold harmless Buyer and Issuer and their respective Affiliates (including BR-NV after the Closing) and each of their respective Representatives, stockholders, members, controlling persons, successors and permitted assigns (excluding, for the avoidance of doubt, Parent) (collectively, the “Buyer Indemnified Parties”) from and against, and will compensate and reimburse each of the Buyer Indemnified Parties for, any Damages that any such Buyer Indemnified Party incurs, suffers, sustains or becomes subject to at any time (regardless of whether or not such Damages relate to any third party claim) based upon, arising out of or resulting from any of the following:
(i)    any inaccuracy in or breach of any of the representations or warranties of Parent contained in this Agreement or the Escrow Agreement, including those representations and warranties contained in Article V;
(ii)    any breach or nonperformance of any covenant or agreement by Parent or Seller Representative (for or on behalf of Parent and/or any Stockholder) contained in this Agreement, the Lockup Agreement or the Escrow Agreement;
(iii)    any Transaction Expenses or Closing Indebtedness, in each case, to the extent unpaid at Closing and not specifically accounted for (or exceeding the amount accounted therefor in) the Closing Statement;
(iv)    any Pre-Closing Tax Liability in excess of the amounts accrued for such Taxes in the Closing Statement (“Indemnified Taxes”); and/or
(v)    any commission of actual fraud by Parent or Seller Representative at or before the Closing.
For purposes of this Agreement, (A) “Damages” shall mean all damages, losses,

out-of-pocket costs and expenses, Liabilities, judgments, awards, fines, penalties, charges and amounts paid in settlement, including costs, fees and expenses of defending against a Third Party Claim or pursuing a direct claim, enforcing any right to indemnification (including from any insurance providers in respect of Section 8.3(f)), and shall not include any exemplary or punitive damages (unless such punitive or exemplary damages are actually paid to a third party by an Indemnified Party or awarded to a third party, or assessed against an Indemnified Party, in each case pursuant to a final, non-appealable order of a court of competent jurisdiction in respect of a Third Party Claim); (B) the amount of Damages that BR-NV will be considered to have incurred, suffered, sustained or become subject to (solely to the extent that BR-NV is the Buyer Indemnified Party entitled to recover under Sections 8.2(a) or 8.2(b)) will be determined as though BR-NV had entered into this Agreement and the other Transaction Documents to which it is a party in reliance on all of the representations, warranties, covenants, indemnities and other agreements made by BR-NV and/or the Stockholder in this Agreement and the other Transaction Documents and will include any Damages that an acquirer at the Closing of all of the Capital Stock in BR-NV would have incurred, suffered, sustained or become subject to based upon, arising out of, or resulting from the applicable matter in Sections 8.2(a) or 8.2(b); and (C) with respect to any claim for actual fraud against Parent, Parent’s knowledge shall be limited to the actual knowledge of Momchil Filev, Benjamin Faw or Denis Grosz; (D) with respect to any claim for actual fraud against any Stockholder, such Stockholder’s knowledge shall be limited to the actual knowledge of such Stockholder; and (E) with respect to any claim for actual fraud against Issuer or Buyer, Issuer’s and/or Buyer’s knowledge shall be limited to the actual knowledge of Julie Xanders, Terry Jimenez and Michael Lavey.
(b)    Indemnification by the Stockholders. From and after the Closing (but subject to the other provisions of this Article VIII), each Stockholder shall indemnify and hold harmless Buyer Indemnified Parties from and against, and will compensate and reimburse each of the Buyer Indemnified Parties for, any Damages that any such Buyer Indemnified Party incurs, suffers, sustains or becomes subject to at any time (regardless of whether or not such Damages relate to any third party claim) based upon, arising out of or resulting from any of the following:
(i)    any inaccuracy in or breach of any of the representations or warranties of such Stockholder contained in this Agreement, including those representations and warranties contained in Article IV but excluding the representations and warranties contained in Article V; and/or
(ii)    any breach or nonperformance of any covenant or agreement by such Stockholder contained in this Agreement.
(c)    Indemnification by Buyer and Issuer. From and after the Closing (but subject to the other provisions of this Article VIII), Buyer and Issuer, jointly and severally, shall indemnify and hold harmless Parent, each Stockholder and their respective Affiliates and each of their respective Representatives, stockholders, members, controlling persons, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against, and will compensate and reimburse each of the Seller Indemnified Parties for, any Damages that any such Seller Indemnified Party incurs, suffers, sustains or becomes subject to at any time (regardless of whether or not such Damages relate to any third party claim) based upon, arising out of or resulting from any of the following:
(i)    any inaccuracy in or breach of any of the representations or warranties of Buyer or Issuer contained in this Agreement or the Escrow Agreement, including those representations and warranties contained in Article VI; and/or
(ii)    any breach or nonperformance of any covenant or agreement by Buyer or Issuer contained in this Agreement or the Escrow Agreement.
(d)    Determination of Breach and Damages. For purposes of this Article VIII, (i) any inaccuracy in or breach of any representation or warranty of one or both of the Companies, Seller Representative or any Stockholder in this Agreement and (ii) the amount of any Damages will be determined without regard to any materiality, Material Adverse Effect or similar qualification contained in or otherwise applicable to such representation or warranty.
(e)    Effect of Knowledge. The Buyer Indemnified Parties’ rights to indemnification, payment of damages or other remedy based on a breach of the representations, warranties, covenants, and other provisions of this Agreement will not be affected by any investigation conducted by any Buyer Indemnified Party, or any knowledge or information acquired by such Buyer Indemnified Party at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.
8.3    Limitations on Liability.
(a)    Without limiting the effect of any other limitation set forth in this Article VIII, the indemnification provided for in Sections 8.2(a)(i) or 8.2(b)(i) shall not apply, and no Buyer Indemnified Party shall be entitled to indemnification under Sections 8.2(a)(i) or 8.2(b)(i), except to the extent that (i) the amount of indemnifiable Damages in respect of any individual claim or series of related claims under such Sections exceeds $15,000 (in which event the amount of indemnifiable Damages from the first dollar in respect of such individual claim or series of related claims under such Section shall be aggregated for purposes of satisfying the Claim Threshold and being applied against the Standard Indemnification Cap) (the “Mini-Basket”), and (ii) the aggregate amount of the Damages (disregarding any claims not exceeding the Mini-Basket) against which Buyer Indemnified Parties would otherwise be entitled to be indemnified under Section 8.2 exceeds, on a cumulative basis, $330,000 (the “Claim Threshold”), and, if the aggregate amount of such Damages (disregarding any claims not exceeding the Mini-Basket) exceeds the Claim Threshold, then Buyer shall, subject to the other limitations set forth in this Agreement, be entitled to recover only the portion of such Damages (disregarding any claims not exceeding the Mini-Basket) in excess of the Claim Threshold; provided, however, that the Claim Threshold shall not apply to a breach of the Fundamental Reps or to any claim for actual fraud. For clarity, if the amount of Damages in respect of any individual claim or series of related claims under Sections 8.2(a)(i) or 8.2(b)(i) exceeds $15,000, then such Damages to the first dollar in respect of such individual claim or series of related claims under such Sections shall be aggregated for purposes of satisfying the Claim Threshold and against the Standard

Indemnification Cap, and, if the amount of Losses in respect of any individual claim or series of related claims under such Sections is less than or equal to $15,000, then such Losses in respect of such individual claim or series of related claims under such Sections shall not be aggregated for purposes of satisfying the Claim Threshold or against the Standard Indemnification Cap.
(b)    The aggregate liability of Parent and the Stockholders for Damages under Sections 8.2(a)(i) and 8.2(b)(i) shall not exceed the Escrow Amount (the “Standard Indemnification Cap”); provided, however, the foregoing Standard Indemnification Cap shall not apply to a breach of the Fundamental Reps or to any claim for actual fraud. The Escrow Account and the R&W Insurance Policy together constitute the extent of Buyer Indemnified Parties’ recovery for any indemnifiable Damages under Sections 8.2(a)(i) and 8.2(b)(i); provided, however, that the foregoing limitation shall not apply to a breach of the Fundamental Reps or to any claim for actual fraud. For clarity, any Damages under Sections 8.2(a)(i) or 8.2(b)(i) shall be satisfied: (i) first, to the extent the Claim Threshold has been met, from the Escrow Account pursuant to the terms of the Escrow Agreement; and (ii) second, to the extent the Claim Threshold has been met and such Damages exceed the amount held in the Escrow Account, solely and exclusively by recovery under the R&W Insurance Policy, in each case of clauses (i) and (ii), except to the extent that the claim for Damages arises out of a breach of the Fundamental Reps or any claim for actual fraud, in which case Buyer or Issuer may elect to seek recovery against the Escrow Account or the R&W Insurance Policy.
(c)    The aggregate liability of (i) Parent and the Stockholders for Damages under this Article VIII shall not exceed $66,000,000, and (ii) each Stockholder shall not exceed such Stockholder’s Pro Rata Interest of such sum; provided, however, such limitations shall not apply in the case of actual fraud.
(d)    The Seller Indemnified Parties shall have no right to recover any amounts pursuant to Section 8.2(c)(i) until the total amount of such Damages incurred by the Seller Indemnified Parties under Section 8.2(c)(i) exceeds the Claim Threshold, in which case the Seller Indemnified Parties will be entitled to recover all of such Damages from the first dollar; provided, however, that the Claim Threshold shall not apply to a breach of the Fundamental Reps or to any claim for actual fraud.
(e)    The aggregate liability of Buyer and Issuer for Damages under Section 8.2 shall not exceed $36,000,000.
(f)    The amount of any Damages with respect to a claim for indemnification hereunder shall be reduced by any amounts actually recovered by the Indemnified Party or its Affiliates under its or their insurance policies or from any other third parties with respect to such Damages; provided that for clarity, any such reduction shall not be applied towards, or reduce, any Liability “cap” set forth in this Section 8.3. Each Indemnitor hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnified Damages.
(g)    Notwithstanding the fact that any Buyer Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this

Agreement in respect to any fact, event, condition or circumstance, no Buyer Indemnified Party shall be entitled to recover the amount of any Damages more than once under this Agreement, the A&R Operating Agreement or other Transaction Document or under the R&W Insurance Policy, or to be indemnified for any Damages to the extent such Buyer Indemnified Party’s Damages have been actually recovered by reason of a claim for indemnified Damages by another Buyer Indemnified Party in respect of the same or substantially the same claim, and no Buyer Indemnified Party shall have recourse against the Escrow Account to the extent that Buyer has otherwise been fully compensated on a dollar-for-dollar basis for such Damages by reason of liabilities included as part of the Estimated Adjustment Amount or in determining the Closing Working Capital as a part of the Final Adjustment Amount.
8.4    Payment of Claims. Subject to the other provisions of this Article VIII, upon a final determination under this Article VIII of Damages with respect to which any Indemnified Party is entitled to indemnification, such Damages shall be satisfied by wire transfer of immediately available funds to such Indemnified Party within ten (10) Business Days after the date of final determination.
8.5    Defense of Third-Party Claims.
(a)    Promptly after a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) receives notice or otherwise obtains knowledge of any Action that has been brought, commenced or asserted by a third party for which one or more parties (the “Indemnitor”) is or may be liable under this Article VIII (any such Action being referred to as a “Third-Party Claim”), the Indemnified Party shall deliver to the Indemnitor a written notice stating in reasonable detail the nature and basis of such Third-Party Claim and the dollar amount of such Third-Party Claim, to the extent known. The failure to give such notice or provide such copies will not relieve the Indemnitor of any Liability under this Agreement or otherwise, except to the extent, and only to the extent, such Indemnitor is materially prejudiced in the defense of such Third-Party Claim as a result of such failure and can reasonably estimate and provide the basis for the dollar amount by which it was so materially prejudiced.
(b)    The Indemnitor will be entitled to participate in the defense of any Third-Party Claim and, if it so elects within 10 days of its receipt of notice of an Third-Party Claim, to assume control of the defense of the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, Parent and the Stockholders will not be entitled to assume control of such defense of any Third-Party Claim (unless otherwise agreed to in writing by the Indemnified Party) and will pay the reasonable fees and expenses of counsel retained by Buyer Indemnified Party in relation to such Third-Party Claim (along with all other indemnifiable Damages) if (i) the Third-Party Claim relates to or arises in connection with any criminal Action; (ii) the Buyer Indemnified Party reasonably believes an adverse determination with respect to the Third-Party Claim would be detrimental to or injure the Buyer Indemnified Party’s reputation or future business prospects, in material respects; (iii) the Third-Party Claim seeks an injunction, non-monetary relief or business restriction imposition against the Buyer Indemnified Party; (iv) the Indemnitor failed or is failing to diligently prosecute or defend such Third-Party Claim; or (v) the Buyer Indemnified Party believes in good faith (and is not provided with satisfactory evidence to the contrary) that the Indemnitor lacks the financial resources to satisfy any Damages relating to the Third-Party Claim or the actual or potential aggregate Liabilities of the Buyer Indemnified Parties relating to such Third-Party Claim are greater than one-hundred fifty percent (150%) of the actual or potential aggregate Liabilities of the Indemnitor relating to such Third-Party Claim, in each case, after taking into account the limitations set forth in this Article VIII. Without limiting the foregoing, if the Indemnitor has assumed control of the defense of any Third-Party Claim pursuant to this Section 8.5(b) and, in the reasonable opinion of counsel to the Indemnified Party, a conflict exists between the interests of the Indemnified Party and the interests of the Indemnitor, then the Indemnified Party shall be entitled to participate in (but not control) any such defense with separate counsel at the sole cost and expense of the Indemnified Party, and the Indemnitor shall cooperate with the Indemnified Party, at the Indemnified Party’s expense, in contesting such Third Party Claim, if and to the extent reasonably requested in writing by the Indemnified Party.
(c)    After duly and timely delivered written notice from the Indemnitor to the Indemnified Party of an election to assume control of the defense of an Third-Party Claim of which it is entitled to assume the control of the defense pursuant to this Section 8.5, the Indemnitor will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of the Third-Party Claim, except that (i) the Indemnified Party will have the right to participate in the defense of the Third-Party Claim and (ii) the fees and expenses of counsel retained by the Indemnified Party in relation to an Third-Party Claim will constitute an indemnifiable Damages if such fees and expenses are (A) incurred at the Indemnitor’s request or to employ counsel specifically authorized by the Indemnitor, or (B) incurred in connection with any Third-Party Claim in connection with which the Indemnitor does not control the defense. In any event, the Indemnified Party will also have the right to participate in the defense of any other Third-Party Claim at its own expense.
(d)    The Indemnitor may concede, settle or compromise any Third-Party Claim of which it is entitled to assume the control of the defense and has actually assumed such defense, but no such settlement or compromise may be effected without the Indemnified Party’s consent (which consent will not be unreasonably withheld, conditioned or delayed and will be deemed given if not given or refused within 10 business days from such consent being requested in writing); provided, however, that the Indemnified Party’s consent will not be required if (i) such settlement (A) is for monetary payment only (all of which is the sole responsibility of the Indemnitor), (B) expressly and unconditionally releases the Indemnified Party from all Liabilities relating to such Third-Party Claim, and (C) does not provide for any injunctive relief or other restrictions on any Indemnified Party’s business with which any Indemnified Party is required to comply; and (ii) there is no finding or admission of any violation of Law or the rights of any Person or any other wrongdoing by the Indemnified Party.
(e)    The Indemnified Party will not concede, settle or compromise any Third-Party Claim of which the Indemnitor is entitled to assume the control of the defense without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld, conditioned or delayed and will be deemed given if not given or refused within ten (10) business days from such consent being requested in writing).

(f)    Notwithstanding anything to the contrary in this Article VIII, all elections, determinations and other rights expressed to be held, made or exercised by any Buyer Indemnified Party under this Article VIII will be held, made or exercised by Buyer on behalf of such Buyer Indemnified Party (other than BR-NV, which such determination shall subject to the terms and conditions of the A&R Operating Agreement) (and Buyer may, but will not be required to, consult with one or more applicable Buyer Indemnified Parties prior to exercising any right or making any such election or determination under this Article VIII).
(g)    If the Indemnitor is entitled to assume the defense of any Third-Party Claim and has actually assumed such defense, the Indemnified Party shall (i) make available to the Indemnitor all directly relevant books, records and other documents and materials that are under the direct or indirect control of such Indemnified Party or its Affiliates, that are reasonably necessary or desirable for the defense of such Third-Party Claim as the Indemnitor may reasonable request in writing and (ii) take such other reasonable actions and otherwise provide such reasonable cooperation as the Indemnitor may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such Third-Party Claim, and shall otherwise cooperate as reasonably requested by the Indemnitor in the defense of such Third-Party Claim; in each case subject to Section 7.8.
8.6    Subrogation. To the extent that any Party makes any indemnification payment pursuant to this Article VIII, such Party shall be subrogated, to the extent of such payment and to the extent permitted by Law, to any rights and remedies of the Indemnified Person to recoup amounts paid from third parties with respect to the matters giving rise to indemnification hereunder, except in each case, under the R&W Insurance Policy. Each Party shall take such actions as the Party entitled to subrogation may reasonably request for the purpose of enabling such Party to perfect or exercise the right of subrogation under this Section 8.6.
8.7    Exclusivity. Subject to Sections 3.6(b), 7.8 and 9.5, the right of any Party to receive indemnification payments pursuant to this Article VIII shall be the sole and exclusive right and remedy exercisable by such Party with respect to any inaccuracy in or breach of any representation or warranty contained in, or any other breach of, this Agreement, except that the foregoing shall not limit the right of any Party to bring an action based on fraud, intentional misrepresentation, criminal activity or other willful misconduct. Notwithstanding the foregoing, nothing in this Section 8.7 or elsewhere in this Agreement shall limit any right of Buyer to seek specific performance or injunctive relief pursuant to Section 9.6.
8.8    Characterization of Indemnification Payments. All payments made (or deemed to be made, in accordance with this Agreement) by any Indemnitor to an Indemnified Person with respect to any claim pursuant to this Article VIII or any other provision of this Agreement or pursuant to the R&W Insurance Policy will be treated, to the fullest extent allowable under applicable Law, as adjustments to the Acquisition Price for Tax purposes.
ARTICLE IX.
MISCELLANEOUS

9.1    Expenses. Except as otherwise provided herein, each Party shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated by this Agreement, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.
9.2    Waiver.
(a)    Except as expressly set forth in this Agreement, no failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)    No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
9.3    Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other documents and agreements referred to in Article III of this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof, including the Confidentiality Agreements. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the Parties to the terms and provisions of this Agreement.
9.4    Applicable Law; Dispute Resolution.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
(b)    Any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory (a “Dispute”), arising out of or relating to this Agreement or any right or obligation under this Agreement shall be settled exclusively by confidential binding arbitration conducted in San Francisco, California in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect as modified by the following provisions of this Agreement:

(i)    Buyer and Seller Representative shall together select one neutral arbitrator from the JAMS panel list; provided, that if Buyer and Seller Representative are unable to reach agreement with respect to the arbitrator, the arbitrator shall be chosen in accordance with the JAMS appointment rules.
(ii)    The arbitration proceedings shall be conducted on an expedited basis in San Francisco, California. Proceedings in arbitration shall be scheduled to begin no more than 30 days after the filing of the request for arbitration of such Dispute and to conclude no later than 120 days after the filing of such request. All hearings, unless otherwise agreed to by Buyer and Seller Representative, shall be held in San Francisco, California.
(iii)    Buyer and Seller Representative shall be permitted to obtain and take discovery, including requests for production, interrogatories, requests for admissions and depositions, as provided by the Federal Rules of Civil Procedure; provided that the arbitrator shall be permitted, in his or her discretion, to set parameters on the timing and/or completion of this discovery and to order additional pre-hearing exchange of information, including exchange of summaries of testimony or exchange of statements of positions.
(iv)    The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose.
(v)    The Parties shall each bear all their own costs and expenses, irrespective of which Party is the prevailing Party in the arbitration, provided, that the arbitrator in its discretion may award costs and expenses.
(vi)    The arbitrator shall only be authorized to, and shall only have the consent of the Parties to, interpret and apply the terms and provisions of this Agreement in accordance with the laws of the State of New York. The arbitrator shall not be authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or provision of this Agreement, deprive any Party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder. In the event that the arbitrator shall exceed his or her authority under this Agreement and violate this provision, either Buyer or Seller Representative shall be entitled to petition a court of competent jurisdiction to vacate the arbitration award on the grounds that the arbitrator exceeded his or her authority.
(vii)    The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14 (as amended and including any successor provision), except as modified hereby, shall govern the interpretation and enforcement of this Section 9.4(b).
9.5    Equitable Relief. The Parties hereto agree that irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court or any New York state court, in each case, located in New York, New York, in addition to any other remedy to which they are entitled at law or in equity.
9.6    Exhibits, Certificates Annexes and Schedules. The Escrow Agreement, the Lockup Agreement, the certificates required to be delivered at Closing and the Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
9.7    Assignability; Third Party Rights.
(a)    Subject to Section 9.7(b), this Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and permitted assigns; provided, that neither this Agreement nor any of the rights or obligations of any Party hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party without the other Parties’ prior written consent shall be void and of no effect. Notwithstanding the foregoing, Issuer or Buyer may, without the consent of any other Party, (i) assign its rights under this Agreement to a wholly-owned direct or indirect Subsidiary of such Party so long as such does not relieve such Party of its obligations hereunder and (ii) collaterally assign its rights and remedies under this Agreement and any other agreements entered into in connection with this Agreement to any of its financing sources and/or lenders.
(b)    Except as set forth in Section 9.11 or with respect to the D&O Indemnified Parties in Section 7.2 and the Indemnified Parties in Article VIII, nothing in this Agreement is intended to or shall confer upon any person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
9.8    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by internationally recognized overnight air courier (such as DHL or Federal Express), two (2) Business Days after dispatch from any location in the United States; (c) if sent by facsimile or e-mail transmission before 5:00 p.m. on a business day, when transmitted and receipt is confirmed; (d) if sent by facsimile or e-mail transmission on a day other than a business day or after 5:00 p.m. on a business day and receipt is confirmed, on the following business day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any Party shall provide by like notice to the other Parties to this Agreement:

(a)    If to Buyer, Issuer or BR-NV, to:
c/o Tribune Publishing Company, LLC
202 W. 1st Street
Los Angeles, California 90012
Fax: (213) 237-4401
Email: Julie.Xanders@tronc.com

with a mandatory copy to (which shall not constitute notice):
Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226
Attention: Phillip D. Torrence
Facsimile: (269) 337-7703
Email: ptorrence@honigman.com
(b)    If to Parent, to:
BestReviews Inc.
8985 Double Diamond Parkway, Unit B7
Reno, Nevada 89521
Attention: Ben Faw
Email: ben@bestreviews.com
with a copy to (which shall not constitute notice):
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention: John M. Rafferty
Fax: (415) 276-7305
Email: jrafferty@mofo.com
and
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
1200 Seaport Boulevard
Redwood City, CA 94063
Attention: Ivan A. Gaviria
Fax: 877-881-9198
Email: igaviria@gunder.com

(m)If to Seller Representative, to:
Denis Grosz
750 4th Street #2130
Sparks, NV 89431
Fax: (775) 403-1795
Email: grosz@bestreviews.com
with copies to (which shall not constitute notice):
Morrison & Foerster LLP
425 Market Street
San Francisco, CA 94105
Attention: John M. Rafferty
Fax: (415) 276-7305
Email: jrafferty@mofo.com
and
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
1200 Seaport Boulevard
Redwood City, CA 94063
Attention: Ivan A. Gaviria
Fax: 877-881-9198
Email: igaviria@gunder.com

9.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction or arbitrator declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court or arbitrator making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court or arbitrator does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
9.10    Waiver of Conflict.

(a)    Each of Buyer and Parent hereby acknowledges that Morrison & Foerster LLP has represented the interests of BR-NV in connection with the transactions contemplated by this Agreement and in order to avoid any conflict of interest that might be deemed to arise from Buyer’s acquisition of the Purchased Interest, Buyer and Parent each hereby waive any conflict that might preclude Morrison & Foerster LLP from representing Parent or the Stockholders or any of their respective Affiliates, following the Closing in connection with any matters adverse or potentially adverse to Buyer or its Affiliates (including BR-NV), including in connection with any disputes arising from this Agreement.
(b)    Each of Buyer and Parent hereby acknowledges that Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP has represented the interests of Denis Grosz in connection with the transactions contemplated by this Agreement and in order to avoid any conflict of interest that might be deemed to arise from Buyer’s acquisition of the Purchased Interest, Buyer and Parent each hereby waive any conflict that might preclude Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP from representing Denis Grosz following the Closing in connection with any matters adverse or potentially adverse to Buyer or its Affiliates (including BR-NV), including in connection with any disputes arising from this Agreement.
(c)    Following the Closing, except with the consent of the Stockholders, none of Buyer, Parent, BR-NV or any other Person purporting to act on behalf of or through Buyer, Parent or BR-NV will seek to obtain attorney-client privileged communications among Parent, BR-NV or any Stockholder, on one hand, and any representative of Morrison & Foerster LLP or Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, on the other hand, related to this Agreement.
9.11    No Recourse. Notwithstanding any other provision of this Agreement to the contrary, but without limiting Article VIII, each Party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Stockholder’s, Parent’s, BR-NV’s, Buyer’s, Issuer’s or any of their respective Affiliates’ former, current or future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than the Stockholders, Parent, BR-NV, Buyer or Issuer or any of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of the Stockholders, Buyer, Parent or any of their respective Affiliates under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 9.11 shall relieve or otherwise limit the liability of the Stockholders, Buyer, Parent or any Affiliate, as such, for any breach or violation of its obligations under such agreements, documents or instruments.

9.12    Seller Representative. Parent and each Stockholder hereby appoints Seller Representative attorney-in-fact, and hereby authorizes and empowers Seller Representative to act for and on behalf of, and to bind, the Stockholders and/or Parent in connection with (a) resolving the Acquisition Price adjustment in accordance with Section 3.6. (b) the provisions of Section 7.6 and Article VIII as they relate to Parent or the Stockholders, and (c) such other matters as are delegated to Seller Representative hereunder, including, without limitation, (i) to act as the representative of the Stockholders and Parent to review and authorize all claims and disputes or question the accuracy thereof, (ii) to compromise on their behalf with Buyer or Issuer any claims asserted thereunder and to authorize payments to be made with respect thereto, and (iii) to take such further actions as are authorized in this Agreement. Buyer and Issuer shall be entitled to rely on such appointment and to treat such Seller Representative as the duly appointed attorney in fact of each Stockholder and Parent, and Buyer may treat the actions of Seller Representative as the actions of the Stockholders and Parent for all purposes hereunder. Each Stockholder and Parent, by execution of this Agreement and without any further action, confirms such appointment and authority. Notices given to Seller Representative in accordance with Section 9.8 shall constitute notice to the Stockholders and Parent for all purposes under this Agreement. In the event of the resignation or death, disability or other incapacity of Seller Representative, the Stockholders and Parent shall promptly appoint a new Person as successor thereto by mutual written consent and notice delivered to Buyer and Issuer in accordance with Section 9.8.
9.13    No Waiver Relating to Claims for Fraud, Etc. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article VIII, shall be deemed a waiver by any party of any right or remedy which such party may have at law or in equity against any Person based on such Person’s any actual fraud.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.
BUYEr
TRIBUNE PUBLISHING COMPANY, LLC
By: /s/ Justin C. Dearborn
Name: Justin C. Dearborn
Title: Chief Executive Officer
ISSUER
TRONC, INC.
By: /s/ Justin C. Dearborn
Name: Justin C. Dearborn
Title: Chief Executive Officer

PARENT
BESTREVIEWS INC.
By: /s/ Benjamin Faw
Name: Benjamin Faw
Title: COO/Secretary
BR-NV
BestReviews llc
By: /s/ Benjamin Faw
Name: Benjamin Faw
Title: COO/Secretary
STOCKHOLDERS
/s/ Denis Grosz
Denis Grosz
/s/ Momchil Filev
Momchil Filev
/s/ Benjamin Faw
Benjamin Faw
/s/ Heather MacKenzie
Heather MacKenzie, individually and as trustee of the Higgins-MacKenzie Family Trust

/s/ William Reynolds
William Reynolds
Seller Representative
/s/ Denis Grosz